Filed pursuant to Rule 424(b)(4)

Registration No. 333-280743

6,479,663 Shares of Class A Common Stock

CHEETAH NET SUPPLY CHAIN SERVICE INC.

This is a public offering of shares of Class A common stock of Cheetah Net Supply Chain Service Inc., a corporation that was incorporated under the laws of the State of North Carolina, on a best effort basis. Unless otherwise stated, as used in this prospectus, references to “we,” “us,” “our,” “Cheetah Net,” “our Company,” and the “Company” are to Cheetah Net Supply Chain Service Inc. and its subsidiaries, as the case may be.

We are offering 6,479,663 shares of Class A common stock, par value $0.0001 per share, at an offering price of $0.23 per share. Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “CTNT.” The closing price of our Class A common stock on the Nasdaq Capital Market on July 24, 2024 was $0.48.

As of the date of this prospectus, we have 24,148,329 shares of Class A common stock and 8,250,000 shares of Class B common stock, par value $0.0001 per share, issued and outstanding, respectively. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 15 votes and is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A common stock are not convertible into shares of any other class.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Additionally, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under Nasdaq Marketplace Rules 5615(c), because Huan Liu, our Chief Executive Officer and controlling stockholder, will be able to exercise 80.16% of the aggregate voting power of our issued and outstanding shares of Class A and Class B common stock and will be able to determine all matters requiring approval by our stockholders, immediately after the consummation of this offering, assuming the sale of 6,479,663 shares of Class A common stock we are offering. For further information, see “Principal Stockholders.” However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors” and “Management—Controlled Company.”

We expect this offering to be completed not later than one business day following the commencement of this offering and we will deliver all shares of Class A common stock to be issued in connection with this offering by delivery versus payment upon receipt of investor funds. Accordingly, neither we nor FT Global Capital Inc. (the “Placement Agent”) has made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the shares of Class A common stock offered hereunder.

We have engaged the Placement Agent as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our shares of Class A common stock in this offering. The Placement Agent has no obligation to purchase and is not purchasing or selling any of the Class A common stock we are offering and is not required to arrange for the purchase or sale of any specific number or dollar amount of the Class A common stock, but will use its reasonable best efforts to solicit offers to purchase the shares of Class A common stock offered by this prospectus. We have agreed to pay the Placement Agent the Placement Agent fees set forth in the table below and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Class A Common Stock	Total (assuming maximum offering)
Public offering price	$0.23	$1,490,322
Placement Agent Fees(1)	$0.0167	$108,048
Proceeds to our Company before expenses	$0.2133	$1,382,274

1)	We have agreed to pay the Placement Agent a cash fee equal to 7.25% of the public offering price of this offering. We have also agreed to reimburse the Placement Agent for certain of its offering related expenses, including reimbursement for all travel, due diligence, or related expenses, up to $40,000 in the aggregate, and for its legal expenses, up to $50,000 in the aggregate. For a description of the compensation to be received by the Placement Agent, see “Plan of Distribution” for more information.

We expect to deliver the Class A common stock against payment on or about July 26, 2024.

Exclusive Placement Agent

Prospectus dated July 25, 2024

ABOUT THIS PROSPECTUS

We and the Placement Agent have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“2023 Annual Report” are to our annual report on Form 10-K (File No. 001-41761), filed with the SEC (as defined below) on March 18, 2024;

•	“4S Stores” are to automobile dealerships authorized by an automobile manufacturer to engage in the four businesses relating to sales, spare parts, service, and survey;

•	“Cheetah Net” are to Cheetah Net Supply Chain Service Inc., a corporation that was incorporated under the laws of the State of North Carolina;

•	“customs clearance” are to the act of obtaining permission to export or import merchandise from one country into another;

•	“freight forwarder” are to an agent that arranges commercial transportation for goods. Freight forwarders usually do not handle the shipments themselves, but offer different modes of transport, including sea/ocean freight, rail freight, road transport, and air freight. In general, freight forwarders assume responsibility for consignments until they reach their destinations;

•	“IPO” are to the initial public offering of the Company;

•	“letters of credit” are to an instrument of payment, issued by a buyer’s bank, that ensures payment to the seller;

•	“March 2024 Quarterly Report” are to our quarterly report on Form 10-Q (File No. 001-41761), filed with the SEC on May 13, 2024;

•	“parallel-import vehicles” are to vehicles purchased by dealers directly from overseas markets and imported into the PRC for sale through channels other than manufacturers’ official distribution systems;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States; and

•	“we,” “us,” “our,” “our Company,” or the “Company” are to Cheetah Net and its subsidiaries, as the case may be.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities, discussed under “Risk Factors,” before deciding whether to buy our securities.

Business Overview

Our Company

We are a provider of warehousing and logistics services, historically in connection with the sale of parallel-import vehicles sourced in the U.S. to be sold in the PRC market, and more recently for the transportation of other goods between the U.S. and the PRC. We began our operations in 2016 exclusively as a parallel-import vehicle dealer for luxury brand automobiles but have now focused on facilitating non-vehicle trade in view of the continued weakness for imported automobiles in the PRC. In the PRC, parallel-import vehicles refer to those purchased by dealers directly from overseas markets and imported for sale through channels other than brand manufacturers’ official distribution systems. Parallel-import vehicles were popular in the PRC because they were generally priced 10% to 15% cheaper than vehicles sold through distribution systems authorized by brand manufacturers. In addition, some previously popular overseas models could only be obtained through this channel rather than through the brand manufacturers’ authorized distribution systems as a result of certain regulations that prohibit their production and sale in the PRC due to environmental protection and emission standards. We train and use a sufficient number of professional purchasing agents to supply appropriate quantities of vehicles at reasonable prices to Chinese parallel-import vehicle dealers, and maintain a long-term relationship with them. See “Item 1. Business—Our Competitive Strengths—In-depth Industry Insight and Strong Overseas Procurement Capability Enabled by a Large Team of Professional Purchasing Agents” in the 2023 Annual Report.

We experienced significant growth in sales volume, revenue, and gross profit from 2016, when we commenced our operations, to the first half of 2022 due to our core strengths and a favorable economic climate. Since the second half of 2022, our financial results have been impacted by the COVID-19 pandemic and the weak economic conditions in the PRC. Our financial results during 2023 and the first half of 2024 have been significantly impacted by these conditions. We sold 303 and 463 vehicles during the years ended December 31, 2023 and 2022, respectively, generating total revenue of $38.3 million and $55.2 million in these periods, representing a decrease of 30.5% from 2022 to 2023. We earned net income of $0.1 million for the year ended December 31, 2023, compared with net income of $0.8 million for the year ended December 31, 2022. Our net income for the year ended December 31, 2022 included approximately $1.3 million of subsidy income from a business recovery grant program. Sales to the PRC market represent a significant part of our revenue. During the years ended December 31, 2023 and 2022, sales to the PRC market accounted for approximately 78.7% and 93.1% of our revenue, respectively. Our unit sales during the first half of 2024 fell to 14 vehicles, a 92.0% decrease from the first half of 2023. See “Risk Factors—Operational Risks—Sales to the PRC market represented approximately 100%, 78.7%, and 93.1% of our revenue from parallel import vehicles for the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, respectively, and, to the extent we generate near-term sales, we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to customers based in China could materially and adversely affect our results of operations.” We reported $1.5 million in revenue during the first quarter of 2024 and a net loss of $0.6 million. We expect to report our financial results for the three and six months ended June 30, 2024 on or about August 14, 2024.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards electric vehicles (“EVs”), mainly those produced domestically by PRC manufacturers. Luxury import brand dealers have responded to these threats by discounting the sale price of their vehicles, which has lately prevented us from generating a profit from the sale of parallel import vehicles. These adverse market conditions have continued in the third quarter of 2024 and we are unable to predict the point at which a positive spread between the price of vehicles sourced from brand manufacturers’ official distribution systems compared with those sourced via the parallel-import market will return.

To diversify our revenue and further leverage our in-depth expertise in the parallel-import vehicle industry, we have embarked on a plan to acquire warehousing and logistics businesses with the goals to reduce costs and increase efficiency in managing the transaction cycle. In February 2024, we successfully completed the acquisition of Edward Transit Express Group Inc. (“Edward”) and started providing our own warehousing and logistics services. The acquisition of these capabilities can be further enhanced by offering financial services that we launched in October 2022.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

•	in-depth industry experience and strong overseas procurement capability enabled by our sizable team of professional purchasing agents;

•	scalable operation with systematic approach to procurement which drives better pricing for customers; and

•	a visionary and experienced management team with strong financial and operational expertise.

Growth Strategies

We intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

•	launch additional warehousing and logistics services;

•	manage the growth of our purchasing agent team and maintain an adequate customer base for the parallel-import vehicle business; and

•	pursue additional strategic and financially attractive acquisitions.

Our Corporate Structure

As of the date of this prospectus, Cheetah Net holds 100% of the equity interests in the following entities:

•	(i) Allen-Boy International LLC, a limited liability company organized on August 31, 2016 under the laws of the State of Delaware;

•	(ii) Pacific Consulting LLC, a limited liability company organized on January 17, 2019 under the laws of the State of New York;

•	(iii) Entour Solutions LLC, a limited liability company organized on April 8, 2021 under the laws of the State of New York;

•	(iv) Cheetah Net Logistics LLC, a limited liability company organized on October 12, 2022 under the laws of the State of New York; and

•	(v) Edward, a corporation incorporated on July 14, 2010 under the laws of the State of California.

For more details on our corporate history, please refer to “Part I—Item 1. Business—Organizational Structure” in the 2023 Annual Report. For details of our principal stockholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Stockholders.”

Recent Developments

On July 19, 2024, we entered into a lease agreement with an independent third party, Zina Development, LLC. Pursuant to the lease agreement, we lease office space for business operations in Irvine, California, with an area of approximately 15,000 square feet, a lease term from July 23, 2024 to July 31, 2027, and a monthly base rent ranging from $42,000 to $45,427, adjusted gradually over the lease term. The office is used for general business operations.

On May 23, 2024, we dissolved two wholly owned subsidiaries, Canaan International LLC, a limited liability company organized on December 5, 2018 under the laws of the State of North Carolina, and Canaan Limousine LLC, a limited liability company organized on February 10, 2021 under the laws of the State of South Carolina.

On May 14, 2024, we entered into a placement agency agreement with AC Sunshine Securities LLC on a best efforts basis, relating to our public offering (the “May 2024 Offering”) of 13,210,000 shares of Class A common stock for a price of $0.62 per share, less certain placement agent fees. On the same day, we entered into a securities purchase agreement with purchasers identified therein. On May 15, 2024, we closed the May 2024 Offering pursuant to the prospectus included in our registration statement on Form S-1, as amended (File No. 333-276300), which was initially filed with the SEC on December 28, 2023, and declared effective by the SEC on April 26, 2024, and a registration statement on Form S-1 (File No. 333-279388) filed on May 13, 2024, pursuant to Rule 462(b) of the Securities Act. The May 2024 Offering resulted in gross proceeds to us of approximately $8.19 million, before deducing placement agent fees and other offering expenses and fees.

On March 4, 2024, we entered into a warrant termination agreement with Maxim Group LLC. Pursuant to the warrant termination agreement, we have terminated certain warrants previously granted to Maxim Group LLC, for the purchase of 62,500 shares of our Class A common stock, with a termination consideration of $78,125. This termination became effective on March 27, 2024.

On January 24, 2024, we entered into a stock purchase agreement with Edward and the sole shareholder of Edward. On January 29, 2024, we entered into an amendment to the stock purchase agreement with Edward and the sole shareholder of Edward, modifying certain terms of such agreement. Pursuant to the stock purchase agreement, as amended, we agreed to acquire 100% of the equity interests in Edward from the sole shareholder of Edward, for a cash payment of $300,000 and 1,272,329 shares of our Class A common stock. On February 2, 2024, we closed the acquisition and Edward became a wholly owned subsidiary of our Company. Edward owns the “edwardtransitusa.com” domain name and the “LOFIRST” trademark and holds an Ocean Transportation Intermediary License (License No. 015545N). The information on edwardtransitusa.com is not part of, and is not incorporated by reference into, this prospectus. As the owner of the Ocean Transportation Intermediary License, being a non-vessel operating common carrier, Edward is subject to the regulations of the Federal Maritime Commission and must maintain a bond in the amount of $75,000.

On July 2, 2024, our stockholders approved our third amended and restated articles of incorporation, which specify that we are authorized to issue 891,750,000 shares of Class A common stock, par value $0.0001 per share, and 108,250,000 shares of Class B common stock, par value $0.0001 per share. Holders of both classes have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock. Due to the voting power of Class B common stock, the holders of Class B common stock currently and may continue to have a concentration of voting power, which limits the ability of holders of Class A common stock to influence corporate matters. See “Risk Factors—Trading Risks—The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.” Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. See “Description of Share Capital.” Unless the context requires otherwise, all references to the number of shares of Class A and Class B common stock to be outstanding after this offering is based on 24,148,329 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding as of the date of this prospectus.

Corporate Information

Our principal executive offices are located at 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210. Our telephone number at our principal executive office is (704) 826-7280. Our corporate website is https://www.cheetah-net.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Economic, Political, and Market Risks (for a more detailed discussion, see “Risk Factors—Economic, Political, and Market Risks” beginning on page 10 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	Our business, financial condition, and results of operations could be materially adversely affected if luxury car manufacturers decrease prices for vehicles sold in China’s market (see page 10 of this prospectus);

•	Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general declining purchasing power of PRC consumers, is adversely affecting our vehicle sales volumes and our results of operations (see page 11 of this prospectus);

•	The PRC government policies on the purchase and ownership of automobiles and stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects (see page 11 of this prospectus);

•	We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business (see page 12 of this prospectus); and

•	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and in the Middle East and the increasingly strained relationship between the U.S. and China. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East or any other geopolitical tensions (see page 12 of this prospectus).

Operational Risks (for a more detailed discussion, see “Risk Factors—Operational Risks” beginning on page 14 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	Our business may rely on a few customers that each accounts for more than 10% of our total purchases, and interruption in their operations may have an adverse effect on our business, financial condition, and results of operations (see page 14 of this prospectus);

•	Our engagement of independent contractors, who serve as purchasing agents to acquire automobiles from U.S. dealers, exposes us to risks beyond our control (see page 14 of this prospectus);

•	Each of our purchasing agents can usually perform only a limited number of purchases before being recorded in the dealers’ database of customers who they suspect of purchasing vehicles for export (“Suspect Customer Database”). To that end, we must maintain a sufficient number of purchasing agents for procurement, and if these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit and maintain a sufficient number of new purchasing agents to meet our purchasing demand, our business may be severely disrupted (see page 14 of this prospectus);

•	We may be subject to losses, penalties, expenses, and damages for indemnifying purchasing agents for losses arising from breach of contract resulting from reselling the automobiles to us for export (see page 15 of this prospectus);

•	Sales to the PRC market represented approximately 100%, 78.7%, and 93.1% of our revenue from parallel-import vehicles for the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, respectively, and, to the extent we generate near-term sales, we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition (see page 15 of this prospectus);

•	We may not be able to manage our inventories effectively, which may affect our operations and financial results (see page 15 of this prospectus);

•	We launched our financial services in October 2022 and started providing our warehousing and logistics services in February 2024, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations (see page 16 of this prospectus);

•	The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022 (see page 17 of this prospectus);

•	Our business and results of operations may be affected by product defects, vehicle recalls, and warranty claims (see page 18 of this prospectus);

•	Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business (see page 18 of this prospectus);

•	If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page 19 of this prospectus); and

•	Future acquisitions may have an adverse effect on our ability to manage our business (see page 20 of this prospectus).

Legal, Regulatory, and Compliance Risks (for a more detailed discussion, see “Risk Factors—Legal, Regulatory, and Compliance Risks” beginning on page 21 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	We are subject to automotive and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations (see page 21 of this prospectus);

•	Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page 21 of this prospectus);

•	Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page 22 of this prospectus);

•	We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 22 of this prospectus); and

•	As we generate a substantial portion of our revenue from customers operating in the PRC market, we are subject to significant regulatory risks arising from the legal system in China, which can change quickly with little advance notice (see page 22 of this prospectus).

Trading Risks (for a more detailed discussion, see “Risk Factors—Trading Risks” beginning on page 23 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

•	Assuming that we are able to sell the shares of Class A common stock in this offering, we expect that the consummation of this offering could cause the price of our Class A common stock to decline (see page 23 of this prospectus);

•	The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price (see page 24 of this prospectus);

•	Our existing shareholders will experience immediate and substantial dilution in the net tangible book value of Class A common stock as a result of this offering (see page 25 of this prospectus);

•	If we fail to maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected (see page 25 of this prospectus);

•	The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders (see page 26 of this prospectus); and

•	We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors (see page 27 of this prospectus).

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

During the year ended December 31, 2022, the COVID-19 pandemic had a material impact on our financial positions and operating results. First, the COVID-19 pandemic restricted our purchasing agents in the U.S. from freely purchasing designated automobiles at U.S. automobile dealerships, either because of the short supply of vehicles or because of store closings or limited opening hours due to the pandemic. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, including lockdowns, closures, quarantines, and travel bans, parallel-import vehicle consumers are less willing to spend and their purchasing power has declined. As of the date of this prospectus, the spread of COVID-19 has been under control, and during the three months ended March 31, 2024 and the year ended December 31, 2023, the COVID-19 pandemic did not have a material impact on our financial positions and operating results. See “Risk Factors—Operational Risks—The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022.”

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

THE OFFERING

Securities offered	6,479,663 shares of Class A common stock on a best efforts basis

Price per share	The offering price is $0.23 per share.

Shares of common stock outstanding prior to completion of this offering	24,148,329 shares of Class A common stock and 8,250,000 shares of Class B common stock

Shares of common stock outstanding immediately after this offering	30,627,992 shares of Class A common stock and 8,250,000 shares of Class B common stock

Listing	Our Class A common stock is listed on the Nasdaq Capital Market.

Nasdaq ticker symbol	“CTNT”

Transfer agent	VStock Transfer, LLC

Best efforts offering	We are offering the shares of Class A common stock on a best-efforts basis. We have agreed to offer and sell the shares of Class A common stock offered hereby directly to the purchasers. We have engaged FT Global Capital Inc. as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the shares of Class A common stock in this offering. The Placement Agent has no obligation to buy any of the shares from us or to arrange for the purchase or sale of any specific number or dollar amount of shares.

Use of proceeds

Assuming 6,479,663 shares of Class A common stock are sold in this offering at a public offering price of $0.23 per share, we estimate the net proceeds of the offering will be approximately $1,096,330, after deducting the Placement Agent fees and estimated offering fees and expenses payable by us.

We intend to use the proceeds from this offering for general corporate purposes, to provide capital to support our warehousing and logistics services, and for acquisitions and investments, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus. See “Use of Proceeds” on page 28 for more information.

Lock-up

We have agreed not to, for a period of 90 days from the closing of this offering, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (b) file or cause to be filed any registration statement with SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, except the issuance of shares of Class A common stock and Class B common stock, restricted stock, restricted stock units, or options to employees, counsels, officers, or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, for services rendered to the Company.

Furthermore, each of our directors, executive officers, and our principal stockholders (5% or more stockholders) will also enter into a similar lock-up agreement for a period of 90 days from the date of this prospectus, with respect to our common stock and securities that are substantially similar to our common stock.

Risk factors	The Class A common stock offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 10 for a discussion of factors to consider before deciding to invest in our Class A common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Economic, Political, and Market Risks

Our business, financial condition, and results of operations could be materially adversely affected if luxury car manufacturers decrease prices for vehicles sold in China’s market.

We purchase automobiles from the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import vehicle dealers. Our success depends, in large part, on a high demand for luxury automobiles from end consumers in the PRC, who prefer parallel-import vehicles when they are cheaper than automobiles of the same brand and model purchased from local distributors authorized by the luxury car manufacturers.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced by PRC manufacturers. Luxury import brand manufacturers have responded to these threats by discounting the sale price of their vehicles, which has resulted in a general inability to generate a profit from the sale of parallel-import vehicles. If the discounting trend continues, our financial condition, results of operations, and growth prospects may be adversely affected.

Availability and demand for our products and services may be adversely impacted by economic conditions and other factors.

Prior to the expansion of our services to the transportation of other goods between the U.S. and the PRC, we derived almost all of our revenue through the sale of parallel-import vehicles. In particular, we purchase automobiles from the U.S. market via a large team of professional purchasing agents, and resell them to our customers, including both U.S. and PRC parallel-import vehicle dealers. The parallel-import vehicle dealership industry is influenced by general economic conditions, the level of personal discretionary spending, interest rates, exchange rates, fuel prices, supply conditions, and consumer transportation preferences. Uncertainty in the economy can negatively impact consumer spending. Global trade challenges that originated from the COVID-19 pandemic may re-emerge and may have long-lasting adverse impacts on us and our industry. For example, pandemic-related issues may exacerbate port congestion and cause intermittent supplier shutdowns and delays. Increased demand for personal electronics has created a shortfall of semiconductor chips, which in turn, has also adversely impacted the production of new vehicles, parts, and other supplies, reducing vehicle inventories in the U.S. market and increasing new vehicle prices as a result. In addition, local economic, competitive, and other conditions in the PRC affect the performance of Chinese parallel-import vehicle dears, who are our customers. Our operations are heavily influenced by the general economic conditions and consumer spending habits in the PRC market into which our vehicles are ultimately exported. See “—Changes in consumer demand in the PRC market towards fuel-efficient vehicles and EVs, or a general declining purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations.”

We are in the relatively competitive parallel-import vehicle dealership industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.

The parallel-import vehicle dealership industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years. We compete directly with other companies that sell parallel-import vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. Competition can be increasingly intense and is expected to increase significantly in the future. The increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share for us. We compete with other competitors on the following bases:

•	brand recognition;

•	quality of services;

•	effectiveness of sales and marketing efforts;

•	pricing and discount policies; and

•	hiring and retention of talented staff.

Our competitors may operate with different business models, have different cost structures, and may ultimately prove to be more successful or more adaptable to new regulatory, technological, and other developments. They may in the future achieve greater market acceptance and recognition and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative optimization, or other advantages over those offered by us, our business, results of operations, and financial condition would be negatively affected. Our existing and potential competitors may enjoy competitive advantages over us, such as longer operating history, greater brand recognition, larger client base, and better value-added services such as providing financial services for customers’ vehicle purchases. We may lose clients if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Increasing competition may result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

Changes in consumer demand in the PRC market towards fuel-efficient vehicles and EVs, or a general declining purchasing power of PRC consumers, is adversely affecting our vehicle sales volumes and our results of operations.

We primarily generate revenue from the sale of luxury vehicles to both U.S. and PRC parallel-import vehicle dealers, who in turn resell those vehicles to end consumers in the PRC. As such, our sales are highly dependent on Chinese consumers’ demand. Volatile fuel prices have affected and may continue to affect the Chinese consumers’ preferences in connection with the sales of our vehicles. With rising fuel prices and change in economic conditions, consumers are less likely to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more likely to purchase smaller, less expensive, and more fuel-efficient vehicles. Lower fuel prices, on the other hand, could have the opposite effect. As of December 31, 2023, all seven models in our inventory were in the luxury automobile brand segment, such as Mercedes GLS450, Land Rover Range Rover, Toyota Sequoia, Ram 1500 TRX, and Lexus LX600. See “Item 1. Business” in the 2023 Annual Report. As such, we could suffer a material adverse effect on our business and results of operations if fuel prices rise sharply. Fuel prices, improvements in electric vehicles, and more electric vehicle options have all contributed to increased consumer demand for fuel-efficient and EVs. As the demand for EVs rises, we may need to adapt by selling more fuel-efficient cars or EVs. In the event that we are unable to meet the consumer demand, our vehicle sales volumes and operating results may be adversely affected. Additionally, as we currently focus on luxury vehicle brands, our operations depend largely on the purchasing power of PRC consumers. The adverse impact of the COVID-19 pandemic and the implementation of restrictive governmental measures intended to control the spread of the virus (such as lockdowns, closures, quarantines, and travel bans), imposed significant challenges on China’s economy, which caused, and may continue to cause, a declining purchasing power of PRC consumers. In the event that the purchasing power of the PRC consumers continues to decline, and if we are unable to find substitute demand for our vehicles, our business, financial condition, and results of operations may be adversely affected.

Beginning in the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced domestically by PRC manufacturers. Luxury import brand dealers have responded to these threats by discounting the sale price of their vehicles, which has significantly challenged our ability to generate a profit from the sale of parallel-import vehicles. Consistent with our strategy to focus only on profitable parallel-import vehicle transactions, our unit sales during the first half of 2024 fell to 14 vehicles, an 92.0% decrease from the first half of 2023. We reported $1.5 million in revenue during the first quarter of 2024 and a net loss of $0.6 million. These adverse market conditions are continuing into the third quarter of 2024 and we do not anticipate a significant sales rebound during the third quarter. We are unable to predict the point at which a positive spread between the price of vehicles sourced from brand manufacturers’ official distribution systems compared with those sourced via the parallel-import market will return. As a result, our financial condition, results of operations, and growth prospects have been adversely affected.

The PRC government policies on the purchase and ownership of automobiles and stricter emission standards may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

The PRC government policies on automobile purchase and ownership may negatively affect our business and growth prospects because of their influence on our end consumer’s purchasing behavior. For example, to curb urban traffic congestion, certain cities in the PRC, such as Beijing, have adopted urban regulations and ordinances that limit new automobile registrations or restrict automobile use. Specifically, the Beijing municipal government has issued a number of measures effective December 23, 2010 to limit the number of new license plates to be issued each year. These and any future anti-congestion ordinances in China, which is our ultimate market, may restrict the ability of our end consumers to purchase automobiles and in turn reduce customer demand for automobiles.

Furthermore, the PRC government has recently promulgated laws, regulations, and policies to reduce automobile emissions. For example, on July 1, 2020, the PRC government began implementing the “Light Vehicle Pollutant Emission Limits and Measurement Methods (China Phase VI),” also known as the “National VI” emission standards for automobiles (the “National VI Standards”). In comparison to the National V requirements, this standard sets the most stringent emissions limit ever, requiring a 50% reduction in carbon monoxide emissions, total hydrocarbons, and total non-methane hydrocarbon emissions. Due to the implementation of the National VI Emission Standards in 2020, the importation of “National V” light vehicles was banned from July 1, 2020, and the sale of “National V” vehicles was prohibited from January 1, 2021. As the National VI Standards came out, the parallel-import vehicle market suffered a significant decline from July 2020 to June 2021. Due to the non-authorized nature of parallel-import vehicles (that is, parallel-import vehicles are imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems), dealers of parallel-import vehicles usually could not provide information that only the car manufacturers could provide, and are thus unable to obtain the emission standard verification and the so-called “environmental protection information with the car list,” which are required for the parallel importation of the vehicles. Such policies also substantially reduced the market demand for the types and models of the parallel-import vehicles we sell, which are generally less fuel-efficient. It took a long time for the entire industry to explore new import methods to solve issues on environmental testing, import customs clearance, and other related processes so that parallel-import vehicles could be imported and sold in the PRC market under the requirements of the National VI Standards. Car dealers were able to adopt new import methods and customs clearance procedures for the PRC market in July 2021 and the market reopened (the “Market Reopening”). There is no guarantee that the PRC government will not continue to issue stricter regulations and policies relating to emission standards for automobiles sold in the PRC, which may substantially reduce the market demand for our products. As a result, our financial condition, results of operations, and growth prospects may be adversely affected.

We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business.

The brands of automobiles we procure include Mercedes, BMW, Porsche, Lexus, Bentley, and Toyota. See “Item 1. Business” in the 2023 Annual Report. These brands originate from different countries outside the PRC, and almost all of our vehicles are purchased from the U.S. market and sold to U.S. and PRC parallel-import vehicle dealers. In the event of any significant deterioration in the PRC’s relations with the U.S. or any other countries from which these brands originate, customers in the PRC may refrain from purchasing some of the brands we sell, or legislation may be enacted that would negatively affect our business interests in the PRC. For example, due to the increased tariffs caused by the ongoing trade conflicts between the U.S. and China, the costs of importing and exporting raw materials for automotive manufacturing and finished automobiles have increased. Consequently, we must raise the prices of our vehicles to cover the increase in costs. Given that we cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China, our supply chain, costs, and profitability may be negatively impacted by the adoption and expansion of trade restrictions, the continuation of the trade conflicts, or other government actions related to tariffs, trade agreements, or related policies. Increasing costs or decreasing availability could slow our growth and negatively affect our financial results and operational metrics.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and in the Middle East and the increasingly strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the military conflicts between Russia and Ukraine and in the Middle East. Although the length and impact of the ongoing military conflicts is highly unpredictable, the conflicts could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union, and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflicts between Russia and Ukraine and in the Middle East to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

In addition, the U.S.-China relationship has recently faced a daunting challenge, contributing to geopolitical instability worldwide. Because our sales to the PRC market represent a significant part of our revenue, our business relies on a stable economic and political relationship between the U.S. and China. However, the tensions between the two countries have intensified since the COVID-19 pandemic, exemplified by the ongoing trade conflicts between U.S. and China, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations, and tariffs. A deteriorating relationship between the U.S. and China, or a prolonged stalemate between them, could materially adversely affect our business, results of operations, and financial condition.

We may be adversely affected by the effects of inflation and a potential recession in the U.S. and by a weakening economy in the PRC.

Inflation has the potential to adversely affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the U.S. economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates, and other similar effects. As a result of inflation, we have experienced and may continue to experience, cost increases. In addition, poor economic and market conditions in the U.S. and the PRC, including a potential recession, may negatively impact market sentiment, decreasing the demand for automobiles, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

During the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, our sales to the Chinese market accounted for approximately 100%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As our sales to PRC customers are denominated in Renminbi (“RMB”) and we procure almost all of our automobile inventory in USD, we face exposure to foreign currency exchange rate fluctuations.

The value of the RMB against the USD may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. In August 2015, the People’s Bank of China (the “PBOC”) changed the way it calculates the mid-point price of the RMB against the USD, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply, as well as changes in major currency rates. In 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. In 2020, RMB appreciated by approximately 6.9% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. During the year ended December 31, 2022, RMB rapidly depreciated against the U.S. dollar by approximately 9%. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the USD in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the USD. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the USD in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to hedge our exposure adequately or at all. If the exchange rate between the RMB and USD fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected.

The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to the U.S., we may not be able to receive a substantial portion of our revenue. As a result, our business, financial condition, and results of operations may be adversely affected.

Operational Risks

Our business relies on a few customers that each accounts for more than 10% of our total purchases, and interruption in their operations will have an adverse effect on our business, financial condition, and results of operations.

During the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, we derived most of our revenue from a few customers. For the three months ended March 31, 2024, one parallel-import vehicle dealer accounted for 100% of the Company’s revenue from parallel-import vehicles. For the year ended December 31, 2023, our three largest clients accounted for 53.2%, 25.5%, and 20.2% of our total revenue, respectively. For the year ended December 31, 2022, our three largest customers each accounted for 28.4%, 25.7%, and 10.9% of our total revenue, respectively. Pursuant to a typical sales contract entered into between our Company and a PRC customer, we are required to (i) load the designated automobiles on a vessel by the time of shipment specified in the contract at a U.S. port of loading; (ii) facilitate export customs clearance; (iii) provide the PRC customer with information about the designated automobiles, quantity, invoice amount, vessel name, and departure date, and provide a bill of lading, packaging list, commercial invoice, and other necessary documents; and (iv) ensure that the sold automobiles are new, whereas the PRC customer (i) is responsible for import customs clearance and other relevant import issues; (ii) is required to bear all costs and risks once the designated automobiles arrive at the designated port of destination in the PRC; and (iii) is responsible for arranging payment as specified in the contract. Similarly, our U.S. major customers also enter into sales agreements for each automobile sold with us. According to a typical sales agreement entered into between our Company and a U.S. major customer, we will (i) sell the designated automobile to the U.S. major customer for the amount specified in the agreement and certify that all of the information provided therein is true and accurate to the best of our knowledge; (ii) deliver the automobile to the warehouse requested by the U.S. major customer; and (iii) provide the automobile title within three weeks of the completion of the transaction. Meanwhile, the U.S. major customer acknowledges that the automobile described therein is sold “as is” and that there is no guarantee or warranty, expressed or implied, with respect to the sold automobile. We can lose a major customer due to a variety of factors, including our ability to provide a steady supply of parallel-import vehicles. Even though we have a strong record of performance, we cannot guarantee that we will continue to maintain the business cooperation with these major customers at the same level, or at all. If any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability.

Our engagement of independent contractors, who serve as purchasing agents to acquire automobiles from U.S. dealers, exposes us to risks beyond our control.

We procure our automobiles from U.S. automobile dealers through a team of third-party purchasing agents, who serve as independent contractors. As of March 31, 2024 and December 31, 2023 and 2022, we worked with approximately 195, 389, and 342 purchasing agents, respectively. We typically enter into an independent contractor agreement with each agent, where the agent agrees to (i) acquire the automobile identified by our Company and promptly transfer possession of the automobile to us; (ii) diligently execute all documents related to the transfer of title and delivery of the automobile; (iii) deliver the automobile without any physical damage, including all purchasing documents, user manuals, window sticker, keys, spare tires, and interior carpets; and (iv) acknowledge that the automobile is at all times the sole property of our Company insofar as we fulfill our obligation to fund all related costs of purchasing the automobile and to pay/reimburse all fees owed pursuant to the independent contractor agreement. Pursuant to the independent contractor agreement, we are required to pay the purchasing agent a service fee calculated according to an agreed-upon payment structure specified in the agreement, which includes (i) a base fee ranging from $500 to $2,000, depending on the model of the purchased automobile, and (ii) an incentive bonus that amounts to 25% of any further discount achieved by the agent beyond the pre-determined benchmark discount required for the purchased automobile. Such agreement also includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company. See “Item 1. Business” in the 2023 Annual Report. The purchasing agents are trained by our procurement specialists to negotiate for the best price with the U.S. dealers. While we have implemented a standardized system for recruiting, training, and managing professional purchasing agents, we cannot assure you that we will continue to maintain our cooperation with them at the same level, or at all. Such third-party purchasing agents are subject to their own unique operational and financial risks, which are beyond our control. If such third-party purchasing agents fail to function properly, or breach or terminate their cooperation with us, we will be required to find sufficient substitute purchasing agents to maintain our procurement operations. If we are unable to do so in a timely and cost-effective manner, our business, financial condition, and results of operations may be adversely affected.

Each of our purchasing agents can usually perform only a limited number of purchases before being recorded in the U.S. dealers’ Suspect Customer Database. To that end, we must maintain a sufficient number of purchasing agents for procurement, and if these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit and maintain a sufficient number of new purchasing agents to meet our purchasing demand, our business may be severely disrupted.

Although the PRC government has issued a series of policies to encourage the parallel import of vehicles into the PRC market and, currently, there are no U.S. federal or state laws, regulation, or rules on exports that prohibit the export of vehicles that will be parallel imported into foreign countries, U.S. automobile dealers are generally discouraged by brand manufacturers from selling certain of their vehicles for export outside the U.S., as this may negatively impact their overseas market share. As such, through collecting and analyzing exported vehicle data periodically, U.S. automobile dealers have built and are constantly updating their own Suspect Customer Database and, as a result, a purchasing agent who is on the Suspect Customer Database of a U.S. automobile dealer may be restricted or prohibited from purchasing certain models of new vehicles from that dealer for a period of time. As such, each purchasing agent can likely perform only a limited number of purchases before ending up on such Suspect Customer Database, which requires us to keep recruiting new purchasing agents to meet our purchasing demand. If we are unable to do so in a timely and cost-effective manner, we may lose our appeal to our customers as a stable parallel-import vehicle supplier as we may not be able to provide our customers with automobiles inventories with stable and large quantities. As a result, our business, financial condition, and results of operations may be adversely affected.

We may be subject to losses, penalties, expenses, and damages for indemnifying purchasing agents for losses arising from breach of contract resulting from reselling the automobiles to us for export.

Because U.S. automobile dealers are generally discouraged by brand manufacturers from selling certain of their vehicles for export outside the U.S., it is possible that a purchasing agreement, entered into between U.S. dealers and our purchasing agents, may contain provisions that restrict the export of the purchased automobiles. As a result, U.S. manufacturers or dealers may sue the purchasing agents for breach of contract for reselling the automobiles to us for export. Accordingly, an independent contractor agreement entered into between a purchasing agent and our Company, typically includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company. See “—Operational Risks—Our engagement of independent contractors, who serve as purchasing agents to acquire automobiles from U.S. dealers, exposes us to risks beyond our control” and “Item 1. Business—Our Professional Purchasing Agents” in the 2023 Annual Report. Accordingly, we may incur losses, penalties, expenses, and damages arising from a breach of contract claim or lawsuit. As of the date of this prospectus, we are not aware whether any of our purchasing agents has been recorded in any U.S. automobile dealer’s Suspect Customer Database, mainly because such database is proprietary to each dealer, and we do not have access to it. There is no assurance or guarantee that we will not suffer any losses, penalties, expenses, or damages resulting from any action, suit, proceeding, inquiry, arbitration, or litigation arising from any alleged export infractions in the foreseeable future, and if those incidents occur and if we are unable to limit such losses or damages to a certain level, our business, financial condition, and results of operations may be adversely affected.

Sales to the PRC market represented approximately 100%, 78.7%, and 93.1% of our revenue from parallel-import vehicles for the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, respectively, and, to the extent we generate near-term sales, we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition.

To date we have generated a significant portion of our revenue from sales to the PRC market. During the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, sales to the PRC market accounted for approximately 100%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. To the extent we generate near-term sales, we expect such sales to continue to comprise a significant part of our revenue. As a result, any unforeseen events or circumstances that negatively impact our ability to sell our products to our PRC customers would materially and adversely affect our results of operations and financial condition. These negative events and circumstances include, but may not be limited to, the following:

•	an economic downturn in China;

•	political instability that could adversely affect our ability to deliver our products to consumers in a timely fashion;

•	changes in laws and regulations, in particular those with little advance notice;

•	a deterioration of relations or disruption of trade with the U.S., such as anti-U.S. campaigns, and the boycott of U.S. products;

•	tariffs and other trade barriers which could make it more expensive for us to deliver our products to consumers; and

•	increases in shipping costs for our products or other service issues with our third-party shippers, such as global availability of shipping containers, and related labor and fuel costs.

We may not be able to manage our inventories effectively, which may affect our operations and financial results.

Our business and financial condition depend on our ability to effectively manage our inventories, which may be subject to changing market conditions. As of March 31, 2024 and December 31, 2023 and 2022, inventories represented approximately 2.6%, 15.4%, and 41.2% of our total current assets, respectively. To ensure adequate inventory, we must forecast inventory needs and expenses, and purchase automobiles sufficiently in advance through our purchasing agents. Our ability to accurately forecast demand for our automobiles could be affected by many factors, including the accuracy of the forecasts that we receive from our U.S. and PRC customers, a change in end-consumer demand for our automobiles, the emergence of new competitors, the COVID-19 pandemic, outbreaks of other epidemics, unanticipated changes in general market conditions, and a general weakening of economic conditions or consumer confidence. In the event that we understock inventories, we may be unable to satisfy customer demand on a timely basis, which may lead to damage to our brand and customer relationships, and adversely affect our revenue and operating results. On the other hand, inventory levels in excess of customer demand may result in insufficient cash flow, additional inventory maintenance costs, and inventory write-downs or write-offs, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand.

We launched our financial services in October 2022 and started providing our warehousing and logistics services in February 2024, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations.

As an adjunct business opportunity to our parallel-import vehicle business and to broaden and diversify our revenue sources, we launched our financial services in October 2022 and started providing our own warehousing and logistics services in February 2024 after completing the acquisition of Edward. We plan to develop these services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these new services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. However, we have a relatively limited operating history and experience regarding these new services, and we may encounter difficulties as we advance our business operations, such as in marketing, selling, and deploying our financial services, maintaining our warehousing and logistics systems, and keeping pace with new technological trends and advances in the warehouse and logistics management.

The warehousing and logistics industry is highly competitive. We compete against major players in the market that have greater customer bases, volume, scale, resources, and market share than we do. Because convenience and reliability are a major concern for warehousing and logistics services users, they tend to select a brand with a relatively large market share and proven reputation. For that reason, we may incur substantial expenses in accruing, retaining and expanding our customer base through robust marketing campaigns and promotional activities, and we cannot assure you that these promotional efforts will be effective. With respect to our financial services, although we need not conduct extensive marketing campaigns to find new customers since we have existing contacts with our peers and Chinese parallel import car dealers who are interested in obtaining inventory financing from us, there is no assurance that our financial services will be successful because of our limited experience and operating history in this industry, as well as the substantial risk of delinquent debt. See “—We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” and “—We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all.” We may develop an online platform to facilitate our warehousing services, logistics services, and financial services, enabling us to automate and digitalize key steps of supply chain for our customers. These efforts, however, are costly and time-consuming, and may divert our resources from our parallel-import vehicle business. There can be no guarantee that these efforts will be successful and generate the expected return.

We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.

We launched our financial service business (commercial lending business) in October 2022 and completed our first lending in the fourth quarter of 2023. Due to the limited operating history, our future performance may be more susceptible to certain risks than a company with a longer operating history in the commercial lending business. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

•	our ability to comply with applicable laws, regulations, and rules regarding commercial lending (see “—Legal, Regulatory, and Compliance Risks—We are subject to automotive, commercial lending, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations” and “Item 1. Business—Governmental Regulations” in the 2023 Annual Report);

•	our ability to obtain a license in order to engage in the business of making loans if we are required to obtain such a license in the future (see “Item 1. Business” in the 2023 Annual Report);

•	our ability to maintain sufficient funds for commercial lending (see “—Operational Risks—We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all”);

•	the continued growth and development of the commercial lending industry;

•	our ability to attract and retain long-term, quality customers with good credit and whether they can timely repay their borrowing from us; and

•	our ability to compete effectively with our competitors in the commercial lending industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all.

As of March 31, 2024 and December 31, 2023 and 2022, we had working capital of approximately $6.3 million, $7.5 million, and $2.3 million, respectively. As of the date of this prospectus, we have funded our working capital needs primarily from financing activities. Specifically, as of March 31, 2024, we had cash of $0.9 million, and we recorded a total of approximately $0.8 million loans payable, including approximately $0.7 million loans payable from revolving lines of credit and $0.1 million loans payable from premium finance.

Given that our business typically requires significant amounts of working capital to support our procurement of automobiles and the provision of commercial lending, there is no assurance that we will always maintain positive cash flow in the near future or at all, as we expect to continually expand our two lines of businesses. Failure to maintain positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability.

The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022.

From 2019 to 2022, the COVID-19 pandemic resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The possibility of future recurrences of the COVID-19 pandemic or similar events may prompt governments across the world to implement similar actions. Such governmental actions, together with the development of the COVID-19 pandemic, could materially disrupt our business and operations, slow down the overall economy, curtail consumer spending, and make it difficult to adequately staff our operations.

Our operations were affected by the COVID-19 pandemic in 2022. First, the COVID-19 pandemic restricted our purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either due to the short supply of vehicles, store closings, or limited opening hours. Second, the COVID-19 pandemic adversely affected the market demand for our products. Specifically, people’s lifestyles have substantially changed during the COVID-19 pandemic. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, parallel-import vehicle consumers are less willing to spend, and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of our inventory due to their high margin per vehicle, has decreased dramatically. As of the date of this prospectus, the spread of COVID-19 has been under control, for the year ended December 31, 2023 and during the three months ended March 31, 2024, the COVID-19 pandemic did not have a material impact on our financial positions and operating results.

Our business and results of operations may be affected by product defects, vehicle recalls, warranty claims, and chip shortages.

Vehicle recalls are conducted by automobile brands from time to time to remedy product defects or other problems with one or more vehicle models. After we sell the vehicles to our customers including both the U.S. and PRC parallel-import vehicle dealers, we are not liable for any costs associated with repairs or product recalls of the brands we sell. However, product defects or vehicle recalls may damage the reputation of automobile brands conducting such recalls and negatively affect customers’ confidence in the safety and quality of automobiles manufactured by such brands. Therefore, any recalls by such brands as Mercedes, Land Rover, Lexus, and Toyota, which are all brands we sell, may adversely affect our business, financial condition, and operating results. Additionally, because parallel-import vehicles in the PRC may not be eligible for the same level of warranty claims as those purchased from local distributors authorized by the brand, an increasing number of recalls or reports of product defects may encourage end consumers to purchase from local authorized dealers instead of Chinese parallel-import vehicle dealers. This may in turn result in a decrease in demand for parallel-import vehicles, which may adversely impact our business, financial condition, and results of operations.

Furthermore, due to a global semiconductor chip shortage, automobile manufacturers worldwide, including the brands we sell, produced and delivered fewer automobiles from 2020 through 2022 compared with previous years. The semiconductor chip shortage is impacting the automobile industry’s new vehicle production, which, in turn, has resulted in fewer automobiles available worldwide including in the U.S. market. As we purchase almost all of our automobile inventory from U.S. automobile dealerships, the continued global chip shortage has impacted and is likely to continue to impact, our ability to meet customer demand, by driving up the purchasing prices and causing the vehicle arrival time to be delayed. It is impossible to predict with certainty the duration of the semiconductor chip shortage or when normalized production will resume at these manufacturers. In the event that manufacturing levels of the brands we sell remain at current reduced levels or continue to decline, we may be unable to meet the immediate needs of our customers, resulting in a material and adverse impact on our financial and operating results.

Our business and results of operations may be harmed by the misconduct of authorized employees or third-party purchasing agents that have access to assets of our Company such as inventory, bank accounts, credit cards, and confidential information.

During the course of our business operations, some of our employees have access to certain valuable assets of our Company, such as automobile inventory, bank accounts, and confidential information. In the event of misconduct by such authorized employees, our Company could suffer significant losses. Employee misconduct may include misappropriating automobile inventory or bank accounts, falsifying inventory records or bank accounts, improper use or disclosure of confidential information to the public or our competitors, and failure to comply with our code of conduct or other policies or with federal or state laws or regulations regarding the use and safeguarding of classified or other protected information, import-export controls, and any other applicable laws or regulations. Third-party purchasing agent misconduct may include misappropriating automobile inventory or Company-issued credits cards, improper use or disclosure of confidential information to the public or our competitors, and failure to transfer the title of the purchased automobiles to our Company as required by the independent contractor agreement entered into between independent purchasing agents and our Company. See Note 18 of “Item 15. Exhibit and Financial Statement Schedules” in the 2023 Annual Report. Although we have implemented policies, procedures, and controls to prevent and detect these activities, these precautions may not prevent all intentional or negligent misconduct, and as a result, we could face unknown risks or losses. For example, a purchasing agent usually pays the deposit to automobile dealers using a Company-issued credit card. See “Item 1. Business” in the 2023 Annual Report. Although we have taken precautionary measures such as requesting each purchasing agent to sign a corporate card usage agreement to restrict the use of Company credit cards, an agent may violate the agreement and use the credit card for his or her own purposes, resulting in loss or damage to our Company. Furthermore, such unethical, unprofessional, or even criminal behavior by employees or agents could damage our reputation, result in fines, penalties, restitution, or other damages, and lead to the loss of current and future customers, all of which would adversely affect our business, financial condition, and results.

Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.

We currently have insurance on our real property, comprehensive coverage for our vehicle inventory, general liability insurance, workers compensation, and employer liability insurance. In certain instances, our insurance may not fully cover an insured loss depending on the magnitude and nature of the claim. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase the portion of our risks that we self-insure.

Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business.

We may from time to time receive negative publicity about us, our management, or our business. Certain of such negative publicity may be the result of malicious harassment or unfair competitive acts by third parties. We may even be subject to government or regulatory investigations as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and confidence of our customers can also arise for other reasons, including misconduct of our employees or any third-party business partners with whom we conduct business, including purchasing agents and logistics service providers. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers, industry partners, and other business partnerships.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation, and harm our business.

Cybersecurity threats and incidents directed at us could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. In the ordinary course of our business, we collect and store business information about our customers such as their names, addresses, and business licenses in Google Drive, a file storage platform developed by Google. The systems of third-party providers, such as Google, may experience material interruptions or failures due to a variety of events beyond our control. See “—We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.”

In addition, our business is reliant on the uninterrupted functioning of our Office Automation System, an information technology system we use to track our order status and monitor our business workflow (the “OA System”). The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and tracking of automobile orders. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could cause harm to our reputation, which could cause customers to lose trust and confidence in us or could cause agents to stop working for us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.

Our business, financial condition, and reputation may be substantially harmed by security breaches, interruptions, delays, and failures in our systems and operations.

With our OA System, we follow up on our business workflow and track the status of all orders. The performance and reliability of our systems and operations are critical to our business. Our systems and operations are vulnerable to security breaches, interruption, or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fires, floods, power outages, telecommunication failures, break-ins, sabotage, computer viruses, and intentional acts of vandalism. Security breaches, interruptions, delays, or failures in our systems or operations can lead to lower quality service, increased costs, litigation and other consumer claims, and damage our reputation, all of which could have a significant impact on our financial condition and operating results.

Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing.

Vehicles in our inventory comprise a large share of our total assets. As of March 31, 2024 and December 31, 2023, the value of our overall inventory amounted to approximately $0.2 million and $1.5 million, respectively. Additionally, we also stored in our warehouses a number of automobiles owned by our customers for our financial services in the form of inventory financing. See “Item 1. Business” in the 2023 Annual Report. As we maintain a large automobile inventory, we bear the risk of damage and loss before delivering sold automobiles to the warehouse designated by our U.S. customers or to the port for the shipping of the automobiles to our PRC customers by third-party logistics providers. Despite our efforts to increase control by renting more secure warehouses space and hiring more qualified drivers for transportation, we remain subject to inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing. In addition, force majeure events such as flooding, fires, or hail may affect a large number of our automobiles. Such events may cause us to incur large damages, deprive us of a significant portion of our inventory, and reduce customer satisfaction if it leads to our failure to deliver sold automobiles. If any of the foregoing occurs, our business, financial condition, and results of operations may be adversely affected.

We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.

We rely on the capacity, reliability, and security of third-party systems and software to support our operations. For example, we employ Google Drive to process, transmit, and store critical information. The systems of third-party providers may experience material interruptions or failures due to a variety of events beyond our control, including but not limited to, natural disasters, telecommunications failures, employee or customer error or misuse, targeted attacks, unauthorized access, fraud, computer viruses, denial of service attacks, terrorism, firewall or encryption failures, and other security problems. If any of the systems do not operate properly, are compromised, or are disabled, we could suffer adverse impact on our operations.

If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

Our business has grown substantially since our inception, and we expect it to continue to grow in terms of scale and diversity of operations. For example, we launched our financial services in October 2022. We also started providing our own warehousing and logistics services in February 2024 after completing the acquisition of Edward. See “Item 1. Business” in the 2023 Annual Report. We plan to develop these services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. This expansion increases the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. In the event that our new hires fail to perform as expected, or if we fail to hire, train, manage, and integrate new employees, our business, financial condition, and results of operations may be materially adversely affected. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

•	we face challenges in ensuring the productivity of a large employee base and recruiting, training, and retaining highly skilled personnel, including areas of procurement, sales and marketing, and information technology for our growing operations;

•	we face challenges in responding to evolving industry standards and government regulation that impact our business and the parallel-import vehicle dealership industry in general;

•	we may have limited experience for certain new services including financial services and warehousing and logistics services, and our expansion into these new services may not be profitable;

•	the technological or operational challenges may arise from the new services;

•	the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

•	the successful execution of our strategies is subject to factors beyond our control, such as general market conditions, and economic and political developments in the U.S. and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success depends, to a large extent, on the efforts of our key personnel, including Huan Liu, our founder and Chief Executive Officer, our other executive officers, senior management, and other key employees who have valuable experience, knowledge, and connections in cross-border trade as well as the automobile dealership industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our financial condition, operating results, and business prospects.

Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.

The successful operation of our business depends on our ability to attract, motivate, and retain a sufficient number of skilled employees. From time to time, there may be a shortage of skilled labor in the parallel-import vehicle industry we operate. As of March 31, 2024, we had 16 full-time employees, including six foreign employees who currently do not have permanent work permits in the U.S. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. In this case, if we are unable to recruit and retain sufficiently qualified individuals, our business, results of operations, financial condition, and growth prospects could be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that are complementary to our parallel-import vehicle business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our Company, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

Legal, Regulatory, and Compliance Risks

We are subject to automotive, commercial lending, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations.

A number of U.S. federal and state laws and regulations applicable to automotive companies affect our business and conduct, including, but not limited to, our sales, operations, financing, insurance, and employment practices. The regulatory bodies that regulate our business include the Consumer Financial Protection Bureau, the Federal Trade Commission, the United States Department of Transportation, the Occupational Safety and Health Administration, the Department of Justice, the Federal Communications Commission, various state dealer licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. For example, the Federal Trade Commission has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products and the collection, storage, and use of consumer personal information. Currently, we have a dealer license in North Carolina under Allen-Boy International LLC, which allows us to sell vehicles nationwide and export them worldwide. As we expand to other states, we may be subject to applicable vehicle dealer licensing laws in those states. In addition, the exportation aspect of our business is subject to the Code of Federal Regulation’s requirements for exportation under 19 CFR § 192.2 and the inspection of Customs. See “Item 1. Business” in the 2023 Annual Report. Furthermore, we are affected by federal and state laws and regulations that apply to commercial lending. In particular, our loans are governed by New York law. Under Article 9 of the New York Banking Law, a person or entity is required to obtain a license in order to engage in the business of making loans in the principal amount of $50,000 or less for business and commercial loans with an interest rate of over 16% per year. As the business and commercial loans in our financial services do not have a principal of $50,000 or less with an interest rate of over 16% per year, we are currently not required to obtain such a license. See “Item 1. Business” in the 2023 Annual Report and “—Operational Risks—We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” Moreover, we may also be subject to laws and regulations involving taxes, tariffs, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, and information-reporting requirements, as well as privacy laws, anti-money laundering laws, and federal and state wage-hour, anti-discrimination, and other employment practices laws. For example, under the Immigration and Nationality Act, a foreign national is eligible for employment authorization in the U.S. only with an employment-related green card (permanent residency), an exchange visitor work and study visa, or a temporary (non-immigrant) worker visa, such as an H-1B visa. In particular, the H-1B visa is a nonimmigrant work visa that allows U.S. employers to hire foreign workers for specialty jobs that require a bachelor’s degree or equivalent. H-1B status can be granted initially for up to three years, and can be extended for another three years. H-1B holders who reach that six-year maximum must leave the U.S. and remain outside for at least one year before being eligible for a new six years of H-1B. As of March 31, 2024, we had 16 full-time employees, including six foreign employees who do not have permanent work permits in the U.S. and currently work under H-1B visas or student visas. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. See “Operational Risks—Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.” We are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. See “Item 1. Business” in the 2023 Annual Report. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of investigatory remedial obligations or the issuance of injunctions limiting or prohibiting our operations.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with which we conduct business, including purchasing agents, logistics service providers, and our customers may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe on any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders such as vehicle suppliers and consumers, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, which could in turn disrupt our usual course of business and result in material negative impact on our business operations, results of operation and financial condition.

Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how, or other intellectual property rights that are infringed by our products and services. There could also be existing intellectual property of which we are not aware that our products and services may inadvertently infringe.

If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how, or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis. Such claims, even if they do not result in liability, may harm our reputation. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause our Company to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against our Company could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

We may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm our reputation and cause them to lose market share and customers.

We may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure on our business, operations, and staff compensation. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies, media, or other organizations. We may be subject to government or regulatory investigation or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against our Company, may be posted on the Internet, including social media platforms by anyone on an anonymous basis. Any negative publicity on our Company or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to our Company, and it may harm our reputation, business, or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about our business and operations, which in turn may cause them to lose market shares and customers.

As we generate a substantial portion of our revenue from customers operating in the PRC market, we are subject to significant regulatory risks arising from the legal system in China, which can change quickly with little advance notice.

During the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, our direct sales to the PRC market accounted for approximately 100%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As we generate a substantial portion of our revenue from customers operating in the PRC market, we are subject to significant regulatory risks arising from the legal system in China, which could cause the value of our securities to significantly decline or become worthless.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to foreign companies selling to customers in the PRC. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights related to selling parallel-import vehicles to PRC customers. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. We cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. If the PRC government were to adopt similar regulatory actions on the parallel-import vehicle industry in China, it could result in material changes in our PRC customers’ operations. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue selling parallel-import vehicles to PRC customers.

Further, the PRC government has significant oversight and discretion over every sector of the Chinese economy, including the parallel-import industry in China, and may intervene or influence our PRC customers’ operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could adversely affect our ability to sell parallel-import vehicles to our PRC customers and/or the value of our Class A common stock. The PRC government has recently published new policies that significantly affected certain industries, such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the parallel-import vehicle industry that could adversely affect our business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas, such as environmental protection or corporate social responsibilities, our PRC customers may, directly or indirectly, incur increased compliance costs or become subject to additional restrictions in their operations, which could adversely affect our ability to sell parallel-import vehicles to PRC customers. In addition, we cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof.

Trading Risks

Assuming that we are able to sell the shares of Class A common stock in this offering, we expect that the consummation of this offering could cause the price of our Class A common stock to decline.

In this offering, we are offering 6,479,663 Class A common stock at an offering price per share of $0.23. Immediately following the completion of the offering, based on the number of shares outstanding as of the date of this prospectus, we will have 30,627,992 shares of Class A common stock outstanding. We cannot predict the effect, if any, that market sales of those Class A common stock or the availability of those Class A common stock for sale will have on the market price of our Class A common stock.

The Class A common stock offered in the offering may be resold in the public market immediately without restriction, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, which may be resold only if registered under the Securities Act or in accordance with the requirements of Rule 144 or another applicable exemption from the registration requirements of the Securities Act. If, after the period during which such lock-up agreements restrict sales of the our Class A common stock or if the Placement Agent waives the restrictions set forth therein (which may occur at any time), one or more of these securityholders sell substantial amounts of Class A common stock in the public market, or the market perceives that such sales may occur, the market price of the Class A common stock and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our Class A common stock has been determined through negotiations between us, the Placement Agent, and the prospective investors in the offering and may vary from the market price of our Class A common stock following our public offering. If you purchase shares of our Class A common stock in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our Class A common stock, or the market price following this public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to this public offering. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Class A common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A common stock.

In addition, if the trading volumes of our Class A common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A common stock. This low volume of trades could also cause the price of our Class A common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A common stock. As a result of this volatility, investors may experience losses on their investment in our Class A common stock. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional shares of Class A common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A common stock will develop or be sustained. If an active market does not develop, holders of our Class A common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

A possible “short squeeze” due to a sudden increase in demand of our Class A common stock that largely exceeds supply may lead to further price volatility in our Class A common stock.

Investors may purchase our Class A common stock to hedge existing exposure in our Class A common stock or to speculate on the price of our Class A common stock. Speculation on the price of our Class A common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class A common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Class A common stock for delivery to lenders of our Class A common stock. Those repurchases may, in turn, dramatically increase the price of our Class A common stock until investors with short exposure are able to purchase additional Class A common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Company and once investors purchase the shares of Class A common stock necessary to cover their short position the price of our Class A common stock may decline.

Our existing shareholders will experience immediate and substantial dilution in the net tangible book value of Class A common stock as a result of this offering.

The public offering price of our Class A common stock is substantially lower than the pro forma as-adjusted net tangible book value per share of our Class A common stock. Consequently, upon completion of the offering, our existing shareholders will incur immediate dilution of $0.09 per share, based on a public offering price of $0.23. See “Dilution.” In addition, they may experience further dilution to the extent that additional shares of Class A common stock are issued upon exercise of outstanding options we may grant from time to time.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our Class A common stock or other securities convertible into or exchangeable for shares of our Class A common stock. We cannot assure you that we will be able to sell shares of our Class A common stock or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock in future transactions may be higher or lower than the price per share in this offering.

If we fail to maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on 10-K beginning with our annual report for the year ending December 31, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management has concluded that our internal controls and procedures were effective at the reasonable assurance level as of March 31, 2024.

Although our management concluded that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We may not be able to maintain the listing of our Class A common stock on the Nasdaq Capital Market.

Our Class A common stock is listed on the Nasdaq Capital Market. There can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. On July 11, 2024, we received a letter from the Listing Qualifications Department of Nasdaq notifying us that for the last 30 consecutive business days the closing bid price for our Class A common stock was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (collectively, the “Notice”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we are provided a compliance period of 180 calendar days from the date of the Notice, or until January 7, 2025, to regain compliance with the minimum closing bid price requirement. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our Class A common stock may cease to trade on the Nasdaq Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares than the Nasdaq Capital Market.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. An aggregate of 24,148,329 shares of Class A common stock are outstanding before the consummation of this offering. An aggregate of 30,627,992 shares of Class A common stock will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Class A common stock to decline.

The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.

We have a dual-class voting structure consisting of Class A and Class B common stock. Under this structure, holders of Class A common stock are entitled to one vote per share of Class A common stock, and holders of Class B common stock are entitled to 15 votes per share of Class B common stock, which may cause the holders of Class B common stock to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Huan Liu, our Chief Executive Officer and the sole stockholder of Class B common stock, beneficially owns 8,250,000 shares, or 100%, of our issued Class B common stock, representing approximately 83.67% of the voting rights in our Company. After this offering, Mr. Huan Liu will beneficially own 8,250,000 shares of Class B common stock, representing approximately 80.16% of the voting rights in our Company, assuming the sales of all shares of the Class A common stock we are offering at the public offering price of $0.23 per share. As a result, until such time as his voting power is below 50%, Mr. Huan Liu as the controlling stockholder has substantial influence over our business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other stockholders. These corporate actions may be taken even if they are opposed by our other stockholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that stockholders may consider favorable, including ones in which stockholders might otherwise receive a premium for their shares. Future issuances of shares of Class B common stock may also be dilutive to the holders of Class A common stock. As a result, the market price of our Class A common stock could be adversely affected.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline.

Any trading market for our Class A common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A common stock and the trading volume to decline.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock.

We anticipate that we will use the net proceeds from this offering for general corporate purposes, to provide capital to support our warehousing and logistics services, and for acquisitions and investments, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A common stock.

Anti-takeover provisions in our third amended and restated articles of incorporation and our bylaws may discourage, delay, or prevent a change in control.

Some provisions of our third amended and restated articles of incorporation, which became effective on July 8, 2024, and our bylaws, which became effective on July 28, 2022, may discourage, delay, or prevent a change in control of our Company or management that stockholders may consider favorable, including, among other things, the following:

•	provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our stockholders; and

•	provisions that restrict the ability of our stockholders to call meetings and to propose special matters for consideration at stockholder meetings.

Since we are deemed a “controlled company” within the meaning of the Nasdaq listing rules, we are allowed to follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Following this offering, our largest stockholder, Mr. Huan Liu, will continue to indirectly hold more than a majority of the voting power of our outstanding common stock shares and will be able to determine all matters requiring approval by our stockholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even though we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until December 31, 2028, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to our registration statement on form S-1 (file No. 333-271185), although we will lose that status sooner if our revenue exceeds $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, or (ii) our annual revenue is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

Our pre-IPO stockholders are able to sell their shares of Class A common stock subject to restrictions under Rule 144 under the Securities Act.

Our pre-IPO stockholders are able to sell their shares of Class A common stock under Rule 144. Because these stockholders have paid a lower price per share of our Class A common stock than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Class A common stock following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO stockholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•	our ability to execute our growth strategies, including our ability to meet our goals;

•	current and future economic and political conditions;

•	our capital requirements and our ability to raise any additional financing which we may require;

•	our ability to attract clients and further enhance our brand recognition;

•	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•	our ability to maintain the listing of our Class A common stock on Nasdaq;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•	our anticipated use of the proceeds from this offering;

•	our financial performance following this offering;

•	trends and competition in the parallel-import vehicle dealership industry; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Assuming 6,479,663 shares of Class A common stock are sold in this offering at a public offering price of $0.23 per share, we estimate the net proceeds of the offering will be approximately $1,096,330, after deducting the Placement Agent fees and other estimated offering fees and expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility. We plan to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may use a portion of the net proceeds to provide capital to support our warehousing and logistics services. We may also use a portion of the net proceeds to acquire or make investments in businesses, products, offerings, and technologies that we believe will support our long-term strategy of becoming an integrated provider of international trade services for small- and medium-sized traders, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends on our Class A or Class B common stock. We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred stockholders. Our board of directors may decide to pay dividends in the future. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2024:

•	on an actual basis;

•	on a pro forma basis to reflect the issuance of 13,210,000 shares of Class A common stock by us in the May 2024 Offering; and

•	on a pro forma as-adjusted basis to reflect the issuance and sale of 6,479,663 shares of Class A common stock by us in this offering at the public offering price of $0.23 per share, after deducting the placement agent fees and the other estimated offering fees and expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2024
	Actual	Pro Forma	Pro Forma As-adjusted
Cash and cash equivalents	$903,204	8,240,781	9,337,111
Long-term debt, including current portion(1)	$2,815,046	2,815,046	2,815,046
Stockholders’ Equity:
Class A Common stock, $0.0001 par value, 91,750,000 shares authorized, 10,938,329 shares issued and outstanding, actual; 24,148,329 shares issued and outstanding, pro forma; 30,627,992 shares issued and outstanding, pro forma as-adjusted	$1,094	2,415	3,063
Class B Common stock, $0.0001 par value, 8,250,000 shares authorized, 8,250,000 shares issued and outstanding, actual, pro forma, and pro forma as-adjusted	$825	825	825
Additional paid-in capital(2)	$7,816,343	15,124,142	16,219,824
Subscription receivable	$(600,000)	(600,000)	(600,000)
Accumulated deficit	$(100,689)	(100,689)	(100,689)
Total Stockholders’ Equity	$7,117,573	14,426,693	15,523,023
Total Capitalization	$9,932,619	17,241,739	18,338,069

(1)	Includes current and long-term portions of borrowings, $0.7 million in loans payable from line of credit, $0.1 million in loans payable from premium finance, and $2.0 million in other payables and other current liabilities, current and non-current portions of operating lease liabilities.
(2)	Reflects the sale of Class A common stock in this offering at a public offering price of $0.23 per share, and after deducting the estimated placement agent fees and other estimated offering fees and expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the placement agent fees and other estimated offering fees and expenses payable by us. We estimate that such net proceeds will be approximately $1,096,330.

DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Class A common stock in this offering and the net tangible book value per share of Class A common stock upon completion of this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares of Class A common stock.

Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock will be entitled to one vote per share of Class A common stock and each holder of Class B common stock will be entitled to 15 votes per share of Class B common stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. Shares of Class B common stock are not being converted as part of this offering.

After giving effect to the issuance of 1,320,000 shares of Class A common stock in the May 2024 Offering, our pro forma net tangible book value as of March 31, 2024 was $13.4 million, or $0.56 per share of Class A or Class B common stock. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per share of Class A common stock (as adjusted for the offering) from the public offering price per share and after deducting the estimated placement agent fees and the other estimated offering fees and expenses payable by us. Because the shares of Class A common stock and Class B common stock have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding shares of common stock, including Class A and Class B common stock.

After giving effect to our sale of 6,479,663 shares of Class A common stock in this offering at a public offering price of $0.23 per share, after deduction of the estimated placement agent fees and the other estimated offering fees and expenses payable by us, our pro forma as-adjusted net tangible book value as of March 31, 2024, would have been $14,539,296, or $0.47 per outstanding share of Class A common stock. This represents an immediate decrease in net tangible book value of $0.09 per share of Class A common stock to the existing stockholders, and an immediate increase in net tangible book value of $0.24 per share to investors purchasing the Class A common stock in this offering.

The following table illustrates such dilution:

Post- Offering
Public offering price per share of Class A common stock	$0.23
Pro forma net tangible book value per share of Class A common stock as of March 31, 2024	$0.56
Pro forma as-adjusted net tangible book value per share of Class A common stock attributable to payments by new investors	$(0.09)
Pro forma as-adjusted net tangible book value per share of Class A common stock immediately after this offering	$0.47
Increase in net tangible book value per share of Class A common stock to new investors in the offering	$0.24

The following tables summarize, on an pro forma as-adjusted basis as of March 31, 2024, the differences between existing stockholders and the new investors with respect to the number of shares of our Class A common stock purchased from us, the total consideration paid and the average price per share before deducting the estimated placement agent fees and the other estimated offering fees and expenses payable by us.

	Shares of Class A common stock purchased		Total consideration		Average price
	Number	Percent	Amount	Percent	Per share
Existing stockholders	24,148,329	78,84%	$14,457,629	90.66%	$0.60
New investors	6,479,663	21.16%	$1,490,322	9.34%	$0.23
Total	30,627,992	100.00%	$15,947,952	100.00%	$0.52

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2024 and the years ended December 31, 2023 and 2022, please refer to “Part I. Financial Information—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the March 2024 Quarterly Report and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2023 Annual Report, which are incorporated by reference into this prospectus.

BUSINESS

For our business descriptions, please refer to “Part II. Other Information—Item 1. Legal Proceedings” in the March 2024 Quarterly Report and “Item 1. Business,” “Item 2. Properties,” and “Item 3. Legal Proceedings” in the 2023 Annual Report, which are incorporated by reference into this prospectus.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

Name	Age	Position(s)
Huan Liu	42	Chief Executive Officer, Director, and Chairman of the Board of Directors
Robert Cook	69	Chief Financial Officer
Xianggeng Huang	59	Director
Adam Eilenberg	67	Independent Director
Huibo Deng	41	Independent Director
Huiping (Catherine) Chen	48	Independent Director
Walter Folker	67	Vice President of Procurement

The following is a brief biography of each of our executive officers and directors:

Mr. Huan Liu has served as our Chief Executive Officer and our Chairman of the Board of Directors since August 2016, and he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Huan Liu has been responsible for the management of day-to-day operations and high-level strategizing and business planning, as well as implementing proposed plans and evaluating the success of our Company in achieving its objectives. From 2014 to 2015, Mr. Huan Liu served as the chief executive officer at Beijing Xinyongjia Technology Co., where he was responsible for identifying opportunities for expansion and analyzing operations to identify areas in need of reorganization. From 2012 to 2013, Mr. Huan Liu served as the senior investment manager at Beijing Wanze Investment Management Co. Ltd. and was responsible for developing and implementing risk-based asset allocation models and performance analytics. Mr. Huan Liu received his master’s degree in Finance from the International Business School at Brandeis University in 2012, and his bachelor’s degree in Finance and Law from Harbin Engineer University in 2005.

Mr. Robert Cook has served as our Chief Financial Officer since October 2022. He has extensive experience in corporate finance, SEC reporting, public accounting, investor relations, and corporate administration including management of internal controls. Mr. Cook is the founder and principal of RWC Consulting, LLC, a financial consulting company established in December 2016, where he is responsible for advising management and boards of directors of public and private companies on pre- and post-IPO financing opportunities. From June 2020 until April 2021, Mr. Cook served as the chief financial officer and corporate secretary of RenovaCare, Inc. (OTC: RCAR), where he was responsible for all financial functions, investor and public relations, and corporate administration including his duties as corporate secretary, From February 2017 to February 2020, Mr. Cook served as the chief financial officer at CorMedix Inc. (Nasdaq: CRMD) and was in charge of the company’s overall financial management, investor and public relations, and business development. From January 2016 to June 2016, Mr. Cook served as the chief financial officer at BioBlast Pharma Ltd. (Nasdaq: ORPN), where he was responsible for all financial functions, investor relations, and corporate administration. Mr. Cook also served as the chief financial officer at several other Nasdaq-listed companies, including Strata Skin Science Inc. (Nasdaq: SSKN) from April 2014 to January 2016, Immune Pharmaceuticals Inc. (Nasdaq: IMNP) from August 2013 to April 2014 and its predecessor EpiCept Corporation from April 2004 until August 2013, including one year as the company’s interim chief executive officer, and Pharmos Corporation (Nasdaq: PARS) from December 1997 to April 2004, respectively. Mr. Cook received his bachelor’s degree in International Finance from Kogod School of Business of the American University in 1977.

Mr. Xianggeng Huang has served as our director since July 2023. From 2003 to 2022, Mr. Huang served as the chairman of the board of directors of Fuzhou Yisheng Mechanical and Electrical Equipment Co., Ltd., where he was responsible for running the board of directors, consulting the executives on issues, challenges, and opportunities facing the company, and high-level strategizing and business planning. From 1999 to 2002, Mr. Huang served as a general manager of the Fujian branch of Kone Elevator Co., Ltd., a Finish elevator manufacturer. From 1997 to 1999, he served as a major project manager at Otis Elevator China Co., Ltd. Mr. Huang received his bachelor’s degree in Automated Machinery from Nanjing University of Science and Technology in 1984.

Mr. Adam Eilenberg has served as our independent director since July 2023. Adam Eilenberg is the founding partner of Eilenberg & Krause LLP, a New York law firm specializing in corporate and securities law. Mr. Eilenberg has practiced law since 1980, representing numerous growth companies, angel and institutional investors, and financial intermediaries in the life sciences, technology, software, and food service industries. Mr. Eilenberg has extensive experience in transactions involving the acquisition, transfer, or licensing of technology and intellectual property and in acquisition and liquidity event transactions and related financings, including public offerings. His practice also includes representing seasoned public companies in securities compliance and board governance matters. Mr. Eilenberg has represented numerous clients from the PRC and from Israel in complex international transactions. Mr. Eilenberg received his Juris Doctor degree in 1980 from Harvard Law School, where he served as an editor of the Harvard Law Review. He also studied at the London School of Economics and received his bachelor’s degree in History and Economics from Hamilton College in 1977.

Mr. Huibo Deng has served as our independent director since July 2024. Since 2021, Mr. Deng has been a visiting professor at the Chinese Academy of Management Sciences, teaching various management and finance courses. From January 2023 to July 2023, Mr. Deng served as the Vice President at Shenzhen Dexun Securities Advisory Co., Ltd., where he was responsible for strategy development and relationship management related to the financial market. From June 2017 to November 2018, Mr. Deng was a general manager at China Travel Group Zhonglv Bank, overseeing relationship management and business opportunities exploration. Mr. Deng obtained his bachelor’s degree in Finance from Dongbei University of Finance and Economics in 2009 and his master’s degree in Statistics from Dalarna University in 2010. He earned a Ph.D. in Finance from Renmin University of China in 2014. The Company believes Mr. Deng is well-qualified to serve as its director due to Mr. Deng’s expertise in finance and management.

Ms. Huiping (Catherine) Chen has served as our independent director since July 2023, and she has extensive experience in sales and marketing. Since January 2015, Ms. Chen has served as an investment director at Xiamen Chenshen Investment Co., Ltd., and has been responsible for the development and execution of financial investment strategies. From May 2009 to December 2015, she served as a marketing manager at Xiamen Jieou Automotive Electronics Co., Ltd., where she was responsible for brand promotion. From December 2005 to February 2009, Ms. Chen served as a marketing specialist at Dell (China) Co., Ltd., and was responsible for branding campaign planning. Ms. Chen received her associate degree in English from Xiamen City University in 2004.

Mr. Walter Folker has served as our Vice President of Procurement since March 2022, and is responsible for developing our procurement strategies and plans, as well as formulating and managing short- and long-term objectives. From November 2017 to March 2022, Mr. Folker served as an acquisition manager at Cheetah Net and was responsible for recruiting and managing our purchasing agents, and coordinating and overseeing our miscellaneous procurement support activities. From April 2012 to October 2017, Mr. Folker served as a sales associate at Hendrick Auto Group, where he was responsible for building and maintaining an extensive client portfolio as well as inspecting and appraising vehicles to make recommendations about trade-in values and competitive models. From November 2009 to January 2012, Mr. Folker served as a portfolio officer at Bank of America and was responsible for managing over 330 portfolios containing an average of two individual loan accounts ranging in value from $500 to $150,000. Mr. Folker received his bachelor’s degree in Forest Resources Management from the University of Montana in 1981, and his master’s degree in Internal Medicine from Oregon Health & Science University in 1998.

Family Relationships

There is no family relationship among any directors or executive officers.

Board Diversity

The composition of our board of directors currently includes three individuals who are diverse under the Nasdaq Listing Rule 5605(f) regarding board diversity, representing gender diversity of 20%, as presented in the below Board Diversity Matrix. Under Nasdaq Listing Rule 5605(f), directors who self-identify as (i) female, (ii) an underrepresented minority or (iii) LGBTQ+ are defined as being diverse. The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions:

Board Diversity Matrix (as of the Date of this Prospectus)
Total Number of Directors	5
Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	1	4	—	—

Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	3	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Controlled Company

Upon completion of this offering, assuming the sale of 6,479,663 shares of Class A common stock we are offering, Mr. Huan Liu, our Chief Executive Officer, is expected to hold approximately 80.16% of the aggregate voting power of our outstanding common stock shares, and thus have the ability to determine all matters requiring approval by our stockholders. As a result, we are deemed a “controlled company” within the meaning of the Nasdaq listing rules and we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that our director nominees be selected or recommended solely by independent directors; and

•	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even though we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors consists of five directors, three of whom are “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and meet the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Leadership Structure and Risk Oversight

Currently, Mr. Huan Liu serves as our Chief Executive Officer and Chairman of the Board of Directors. The board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors.

Our board of directors actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The committees of the board of directors assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board of directors with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board of directors with its oversight of risks arising from the Company’s compensation policies and programs. The nominating and corporate governance committee assists the board of directors with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board of directors continues to be regularly informed about the risks.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. Our independent directors serve on each of the committees. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Adam Eilenberg, Huibo Deng, and Huiping (Catherine) Chen. Huibo Deng is the chairperson of our audit committee. We have determined that Adam Eilenberg, Huibo Deng, and Huiping (Catherine) Chen satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act. Our board has also determined that Huibo Deng qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Adam Eilenberg, Huibo Deng, and Huiping (Catherine) Chen. Huiping (Catherine) Chen is the chairperson of our compensation committee. We have determined that Adam Eilenberg, Huibo Deng, and Huiping (Catherine) Chen satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and approving the total compensation package for our most senior executive officers;

•	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•	reviewing and recommending to the board with respect to the compensation of our directors;

•	reviewing periodically and approving any long-term incentive compensation or equity plans;

•	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Adam Eilenberg, Huibo Deng, and Huiping (Catherine) Chen. Adam Eilenberg is the chairperson of our nominating and corporate governance committee. We have determined that Adam Eilenberg, Huibo Deng, and Huiping (Catherine) Chen satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•	identifying and recommending to our board the directors to serve as members of committees;

•	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers, and employees. Our code of business conduct and ethics is publicly available on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth, for the years ended December 31, 2023 and 2022, the dollar value of all cash and noncash compensation earned by any person that was our principal executive officer (“PEO”) during the last fiscal year and the two most highly compensated individuals other than our PEO who were serving as executive officers during the last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Totals ($)
Huan Liu,	2023	72,000.00	-	-	-	-	-	-	72,000.00
CEO and Chairman of the Board of Directors	2022	72,000.00	-	-	-	-	-	-	72,000.00
Robert Cook,	2023	141,675.00	-	-	-	-	-	-	141,675.00
CFO	2022	13,875.00	-	-	-	-	-	-	13,875.00
Walter Folker,	2023	60,000.00	45,000.00	-	-	-	-	-	105,000.00
Vice President of Procurement	2022	51,000.00	58,806.25	-	-	-	-	-	109,806.25

Notes:

(1)	Including the cost of health insurance coverage and benefits paid by us for each named executive officer that is not reimbursed.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with Huan Liu, our Chief Executive Officer, Robert Cook, our Chief Financial Officer, and Walter Folker, our Vice President of Procurement. A summary of the terms of each of these executive offer letters is set forth below. Currently, the annual compensation of each of the executive officers is fixed by our Compensation Committee. The named executive officers are also entitled to participate in our benefit plans, which such benefits are generally available to all full-time employees.

Executive Employment Agreement with Huan Liu

On March 1, 2022, we entered into an employment agreement with Huan Liu. Pursuant to his employment agreement, effective March 1, 2022, Mr. Huan Liu started serving as the Chief Executive Officer of our Company for an employment term of three years, responsible for overseeing the operations of all divisions in our Company. As consideration for his services, Mr. Huan Liu is entitled to a base salary of $72,000 and equity rewards depending on the annual performance of our Company. The agreement will automatically renew unless terminated by either party. The agreement may be terminated upon mutual written consent of Mr. Huan Liu and our Company. At any time after 12 months from the effective date of the agreement, Mr. Huan Liu may terminate the agreement (a) upon 30 days’ prior written notice to our Company or (b) immediately if Mr. Huan Liu is subject to materially diminished duties or responsibilities. We may terminate the agreement (i) without prior notice and without further obligation for reasons of just cause, such as fraud, theft, conviction of a felony, improper or dishonest action, or significant acts of misconduct, on the part of Mr. Huan Liu or any of his agents providing services to our Company, and (ii) without just cause upon 30 days’ written notice to Mr. Huan Liu.

Executive Employment Agreement with Robert Cook

On October 26, 2022, we entered into an employment agreement with Robert Cook. Pursuant to his employment agreement, Mr. Cook started serving as the Chief Financial Officer of our Company, effective October 26, 2022, responsible for the Company’s overall financial management, tax compliance, and accounting related matters. As consideration for his services, Mr. Cook is entitled to a base salary of $150,000 per year, plus additional bonuses earned in accordance with our Company’s practices. This employee agreement is “at will,” namely, both Mr. Cook and the Company have the right to terminate his employment at any time for any reason. In the event that either party wishes to terminate Mr. Cook’s employment with the Company, the party initiating the termination shall provide the other party with two weeks' written notice in advance. Mr. Cook further agrees and acknowledges that any bonus payable to him will be made, if any, at the sole discretion of the Company.

Executive Employment Agreement with Walter Folker

On March 1, 2022, we entered into an employment agreement with Walter Folker. Pursuant to his employment agreement, Mr. Folker started serving as the Vice President of Procurement of our Company on March 1, 2022, for an employment term of three years, responsible for developing organizational procurement strategies and plans as well as coordinating and overseeing our Company’s procurement. Pursuant to the agreement, Mr. Folker is entitled to an annual base salary of $52,000 plus any commissions or bonuses earned in accordance with our Company’s practices. Starting from the second calendar year of his employment, the annual base salary will increase to $60,000. The agreement will automatically renew unless terminated by either party. The agreement may be terminated upon mutual written consent of Mr. Folker and our Company. At any time after 12 months from the effective date of the agreement, Mr. Folker may terminate the agreement (a) upon 30 days’ prior written notice to our Company or (b) immediately if Mr. Folker is subject to materially diminished duties or responsibilities. We may terminate the agreement (i) without prior notice and without further obligation for reasons of just cause, such as fraud, theft, conviction of a felony, improper or dishonest action, or significant acts of misconduct, on the part of Mr. Folker or any of his agents providing services to our Company, and (ii) without just cause upon 30 days’ written notice to Mr. Folker.

Outstanding Equity Awards at the Fiscal Year-End

On July 2, 2024, the stockholders of the Company approved the Company’s 2024 Stock Incentive Plan (the “Plan”) at the 2024 annual meeting of stockholders of the Company. The Plan provides for the grant of options, restricted stock, restricted stock units, or other awards in accordance with the terms of the Plan. The Plan provides for awards to the directors, employees, and consultants of the Company and its subsidiaries, as well as to the prospective employees (on the condition that they become employees of the Company), except that incentive stock options may be granted only to the current employees of the Company and its subsidiaries. Such awards may be granted in the discretion of the compensation committee of Board.

The Plan limits the total number of shares subject to awards to 2,500,000 shares of Class A common stock and 500,000 shares of Class B common stock, with potential adjustments under certain conditions according to the Plan’s terms. The number of shares of common stock available for issuance under the Plan will automatically increase on the first trading day in January each calendar year during the term of the Plan, beginning on the first trading day in January 2025, by an amount equal to 10% of the total number of shares of common stock outstanding, as measured as of the last trading day in the immediately preceding calendar year, or such fewer number of shares of common stock as may be determined by the board prior to the effective date of any such annual increase, but in no event will any such annual increase exceed 4,500,000 shares of Class A common stock and 500,000 shares of Class B common stock. Shares underlying awards that expire or are forfeited or terminated without being exercised or settled for cash will again be available for the grant of additional awards within the limits provided by the Plan. Shares withheld by or delivered to the Company to satisfy the exercise price of options or tax withholding obligations with respect to any award granted under the Plan will nonetheless be deemed to have been issued under the Plan. The total fair market value of shares for which a participant may exercise incentive stock options in a year may not exceed $100,000.

Our named executive officers do not hold any equity awards as of the date of this prospectus.

Compensation of Directors

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Xianggeng Huang	20,833.33	-	-	-	-	-	20,833.33
Adam Eilenberg	8,333.33	-	-	-	-	-	8,333.33
Vladimir Gavrilovic(2)	8,333.33	-	-	-	-	-	8,333.33
Huiping (Catherine) Chen	8,333.33	-	-	-	-	-	8,333.33

Notes:

(1)	During the year ended December 31, 2023, Xianggeng Huang earned an annual compensation of $50,000 starting from July 31, 2023, with the actual pro rata amount of $20,833.33 for the year, while Adam Eilenberg, Vladimir Gavrilovic, and Huiping (Catherine) Chen received $20,000 each in annual compensation starting from July 31, 2023, with the actual pro rata amount of $8,333.33 for the year.

(2)	Mr. Gavrilovic ceased to be our independent director in July 2024.

Insider Participation Concerning Executive Compensation

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Huan Liu, was making all determinations regarding executive officer compensation from the inception of our Company to July 28, 2023, when our Compensation Committee was set up. Our Compensation Committee is currently making all determination regarding executive officer compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A and Class B common stock as of the date of this prospectus, and as adjusted to reflect the sale of the Class A common stock offered in this offering for:

•	each of our directors and named executive officers; and

•	each person known to us to own beneficially more than 5% of our Class A or Class B common stock.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A common stock or Class B common stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 24,148,329 shares of Class A common stock and 8,250,000 shares of Class B common stock outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 30,627,992 shares of Class A common stock outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, named executive officer, or beneficial owner of 5% or more of our Class A or Class B common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of Class A common stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of Class A common stock underlying options, warrants, or convertible securities, including Class B common stock, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Class A Common Stock Beneficially Owned Prior to this Offering		Class B Common Stock Beneficially Owned Prior to this Offering		Class A Common Stock Beneficially Owned After this Offering		Class B Common Stock Beneficially Owned After this Offering		Voting Power After this Offering*
	Number	%	Number	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Huan Liu(2)	—	—	8,250,000	100%	—	—	8,250,000	100%	80.16%
Robert Cook	—	—	—	—	—	—	—	—	—
Walter Folker	—	—	—	—	—	—	—	—	—
Xianggeng Huang	2,250,000	9.32%	—	—	2,250,000	7.35%	—	—	1.46%
Adam Eilenberg	—	—	—	—	—	—	—	—	—
Huibo Deng	—	—	—	—	—	—	—	—	—
Huiping (Catherine) Chen	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (seven individuals):	2,250,000	9.32%	8,250,000	100%	2,250,000	7.35%	8,250,000	100%	81.62%

5% Stockholders:
FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED(2)	—	—	8,250,000	100%	—	—	8,250,000	100%	80.16%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210.

(2)	The number of shares of Class B common stock beneficially owned prior to this offering represents 8,250,000 shares of Class B common stock held by FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands company, which is 100% owned by Huan Liu. The registered address of FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name	Relationship with Our Company
Mr. Huan Liu	Chief Executive Officer and Chairman of the Board of Directors
Canaan International Inc.	100% owned by our Chief Executive Officer
West Buy Media Inc.	100% owned by our Chief Executive Officer

During the six months ended June 30, 2024, the Company did not engage in any borrowing activities with Mr. Huan Liu. As of the date of this prospectus, there is no balance due to Mr. Huan Liu.

Our related party balances as of June 30, 2024 and December 31, 2023, 2022, and 2021 and transactions for the three months ended June 30, 2024 and the years ended December 31, 2023, 2022, and 2021 are identified as follows:

Due from a Related Party

As of December 31, 2022 and 2021, due from a related party in the amount of nil and $10,000 represented temporary advances to Canaan International Inc. for capital injection associated with the incorporation of the company. Those advances are due on demand and non-interest bearing. We have made no such advances to our related parties since December 31, 2022 and expect to make no such advances to our related parties in the future.

Due to a Related Party

Amount due to a related party represented amounts due to Mr. Huan Liu for funds borrowed for working capital purposes during our normal course of business. These payables were unsecured, non-interest bearing, and due on demand.

During the six months ended June 30, 2024, the Company did not engage in any borrowing activities with Mr. Huan Liu. The Company made repayments to Mr. Huan Liu in the amount of $13,423 during the six months ended June 30, 2024.

During the year ended December 31, 2023, the Company borrowed an aggregate of $45,798 from Mr. Huan Liu, applying such funds similarly as working capital for purchasing vehicles. The Company made repayments to Mr. Huan Liu in the amounts of $32,375 during the year ended December 31, 2023.

During the year ended December 31, 2022, the Company borrowed an aggregate of $313,464 from Mr. Huan Liu directly, or indirectly through Mr. Huan Liu’s third-party business contacts on his behalf. These advances are used as working capital and used to fund the purchase of vehicles. The Company also made repayments to Mr. Huan Liu in the amount of $1,449,054. As a result of these transactions, the balance due to Mr. Huan Liu was nil as of December 31, 2022.

During the year ended December 31, 2021, we borrowed an aggregate amount of $7,444,365 from Mr. Huan Liu directly or through Mr. Huan Liu’s third-party business contacts, guaranteed by Mr. Huan Liu, which was used as working capital and to fund the purchase of vehicles. We also made repayments to Mr. Huan Liu in the amount of $6,612,552. As a result of these transactions, the balance due to Mr. Huan Liu was $1,135,590 as of December 31, 2021. Due to PRC foreign currency exchange control restriction, Mr. Huan Liu also collected receivables from certain of the Company’s PRC customers on behalf of the Company in the amount of $2,751,678, which was fully returned to the Company via Mr. Huan Liu’s personal bank account or through Mr. Huan Liu’s third-party business contacts.

Other Related Party Transactions

West Buy Media Inc. has provided a guarantee in connection with the lease agreement with Zina Development, LLC.

Certain related parties have provided guarantees in connection with our loans payable. See “Item 8. Financial Statements and Supplementary Data” of the 2023 Annual Report.

Employment Agreements

See “Executive and Director Compensation—Employment Agreements with Our Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our third amended and restated articles of incorporation and our bylaws, and by the provisions of the applicable North Carolina law. Reference is made to our third amended and restated articles of incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

On July 11, 2022, our stockholders approved our amended and restated articles of incorporation for reclassification of our authorized shares of common stock into shares of Class A common stock and shares of Class B common stock. On April 28, 2023, our stockholders approved our second amended and restated articles of incorporation, which specified that we were authorized to issue 91,750,000 shares of Class A common stock, par value $0.0001 per share, and 8,250,000 shares of Class B common stock, par value $0.0001 per share. On July 2, 2024, our stockholders approved our third amended and restated articles of incorporation, which further specify that we are authorized to issue 891,750,000 shares of Class A common stock, par value $0.0001 per share, and 108,250,000 shares of Class B common stock, par value $0.0001 per share. We also have the authority to issue 500,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. As of the date of this prospectus, there are 24,148,329 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. All of the outstanding shares of Class A and Class B common stock are validly issued, fully paid and non-assessable. No shares of preferred stock are outstanding.

•	Governing Documents. Holders of shares of our common stock have the rights set forth in our third amended and restated articles of incorporation, bylaws, and applicable North Carolina law;

•	Dividend Rights and Distributions. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

•	Ranking. Our common stock ranks junior with respect to dividend rights and rights upon our liquidation, dissolution, or winding up to all other securities and indebtedness. In the event of liquidation, dissolution, or winding up, the holders of our common stock would be entitled to share equally on a per share basis, after payment or provision for payment of all our debts and liabilities, and all of our remaining assets available for distribution;

•	Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class;

•	Voting Rights. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock;

•	Preemptive Rights. The holders of our common stock have no preemptive rights; and

•	Redemption. We have no obligation or right to redeem our common stock.

Articles of Incorporation, Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our third amended and restated articles of incorporation, bylaws, and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Company, or to remove or replace incumbent directors, that are not first approved by our board, even if those proposed actions are favored by our stockholders.

•	Authorized Shares. Our third amended and restated articles of incorporation currently authorize the issuance of 1,000,000,000 shares of common stock, par value $0.0001 per share, including 891,750,000 shares of Class A common stock and 108,250,000 shares of Class B common stock. Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

•	Advance Notice of Director Nominations. Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Pursuant to these provisions, to be timely, a stockholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the secretary of our Company, within the proscribed time periods. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•	Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by or at the direction of (a) our board of directors, (b) the President of the Company, or (c) stockholders holding at least 20% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

•	Amendment of Bylaws. Subject to certain limitations under North Carolina law, our bylaws may be amended or repealed by either our board of directors or our stockholders. Therefore, our board of directors may amend or repeal bylaws without the approval of our stockholders, to the extent permitted under North Carolina law. However, a bylaw adopted, amended or repealed by our stockholders might not be readopted, amended or repealed by our board of directors alone unless our articles of incorporation or a bylaw adopted by our stockholders authorizes our board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

•	Action Without Meeting. To the fullest extent permitted by the North Carolina Business Corporation Act, stockholders may take action without a meeting by written consent as to such matters and in accordance with such requirements and procedures authorized by the North Carolina Business Corporation Act. Unless otherwise permitted by the North Carolina Business Corporation Act, such written consent must be signed by all stockholders.

Listing

Our Class A common stock is listed on the Nasdaq Capital Market under the ticker symbol “CTNT.”

Transfer Agent

The transfer agent of our Class A common stock is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

History of Share Capital

The following is a history of our share capital during the last three years.

Conversion in March 2022

On March 1, 2022, our Company was converted to a corporation under its current name by filing articles of incorporation including articles of conversion with the North Carolina Secretary of State. As of March 1, 2022, the numbers of shares of common stock held by our stockholders were as follows:

Stockholder	Number of Shares of Common Stock	Percentage of Total Shares of Common Stock
Huan Liu	8,250,000	55%
Xianggeng Huang	2,250,000	15%
Xiaolin Tang	1,500,000	10%
Yan Xiao	1,500,000	10%
Yingchang Yuan	1,200,000	8%
Shuang Li	300,000	2%
Total	15,000,000	100%

Re-classification of Common Stock in July 2022

On July 11, 2022, our stockholders approved the re-classification of 8,250,000 shares of our issued common stock held by Huan Liu into 8,250,000 shares of Class B common stock.

On July 11, 2022, our stockholders approved the re-classification of our issued common stock into Class A common stock as set out in the table below:

Stockholder	Number of Shares of Class A Common Stock	Percentage of Total Shares of Class A Common Stock
Xianggeng Huang	2,250,000	33.3%
Xiaolin Tang	1,500,000	22.2%
Yan Xiao	1,500,000	22.2%
Yingchang Yuan	1,200,000	17.8%
Shuang Li	300,000	4.5%
Total	6,750,000	100%

Share Issuances in July 2022

On July 12, 2022, we issued an aggregate of 1,666,000 shares of Class A common stock to the following stockholders pursuant to a subscription agreement entered into on June 27, 2022:

Purchaser	Number of Shares of Class A Common Stock	Consideration
Rapid Proceed Limited	1,000,000	$1,800,000
Yan Bai	666,000	$1,198,800

IPO in August 2023

On August 3, 2023, we closed our IPO of 1,250,000 shares of Class A common stock at a price of $4.00 per share.

Edward Acquisition in February 2024

On February 2, 2024, we closed the acquisition of Edward and issued 1,272,329 shares of Class A common stock in such transaction.

May 2024 Offering

On May 15, 2024, we closed the May 2024 Offering and issued an aggregate of 1,320,000 shares of Class A common stock to certain investors at a price of $0.62 per share.

PLAN OF DISTRIBUTION

Placement Agency Agreement

We have entered into a placement agency agreement with the Placement Agent, pursuant to which the Placement Agent has agreed to act as our exclusive placement agent in connection with this offering (the “Placement Agency Agreement”).

The Placement Agent is arranging for the sale of shares of Class A common stock offered in this prospectus on a “best-efforts” basis.

The Placement Agent is not purchasing any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but the Placement Agent has agreed to use its best efforts to arrange for the direct sale of all of the securities in this offering pursuant to this prospectus. There is no requirement that any minimum number of shares of Class A common stock be sold in this offering and there can be no assurance that we will sell all or any of the shares of Class A common stock being offered pursuant to this prospectus.

We have entered into a securities purchase agreement (“Securities Purchase Agreement”) directly with each investor in connection with this offering and we may not sell the entire amount, or any amount, of the shares of Class A common stock offered pursuant to this prospectus. Furthermore, pursuant to the Placement Agency Agreement, the Placement Agent’s obligations are subject to customary conditions, representations, and warranties contained in the Placement Agency Agreement, such as receipt by the Placement Agent of officers’ certificates, comfort letters, and legal opinions.

We have also agreed to indemnify the investors against certain losses resulting from our breach of any of our representations, warranties, or covenants under agreements with the purchasers as well as under certain other circumstances described in the Securities Purchase Agreement.

The closing of this offering will take place on or around July 26, 2024.

In connection with this offering, the Placement Agent may distribute this prospectus electronically.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the shares of Class A common stock by the Placement Agent. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

Fees and Expenses

In consideration for these placement agent services, we have agreed to pay the Placement Agent upon the closing of this offering a cash fee equal to 7.25% of the aggregate purchase price of the shares of Class A common stock sold under this prospectus. In addition, we have agreed to reimburse the Placement Agent for all travel, due diligence, or related expenses, up to $40,000 in the aggregate, and for its legal expenses, up to $50,000 in the aggregate.

	Per Share of Class A Common Stock	Total
Public offering price of shares of Class A common stock	$0.23	$1,490,322
Placement agent fees	$0.0167	$108,048
Proceeds to our company before expenses	$0.2133	$1,382,274

Because there is no minimum offering amount in this offering, the actual total placement agent fees are not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate that the total expenses of the offering, including registration, filing, and listing fees, printing fees, and legal and accounting expenses, but excluding Placement Agent fees, will be approximately $285,944 all of which are payable by us.

Lock-Up Agreements

We have agreed that, without the prior written consent of the Placement Agent and subject to certain exceptions, we will not, during the period ending ninety (90) days after the closing date of this offering, (i) issue, offer, pledge, sell, contract to sell, offer or issue, contract to purchase or grant any option, right or warrant to purchase, or otherwise dispose of, any Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock; or (iii) file any registration statement with the SEC relating to the offering of any Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, in each case regardless of whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we have agreed that, without the prior written consent of the Placement Agent and subject to certain exceptions, we will not, during the period ending 180 days after the closing date of this offering, effect or enter into an agreement to effect any issuance of Class A common stock or Class A common stock equivalents (or combination of units thereof) involving a variable rate transaction.

Each of our directors, executive officers, and principal shareholders (5% or more shareholders) has agreed that, without the prior written consent of the Placement Agent and subject to certain exceptions, it will not, during the period ending ninety (90) days after the date of the this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, (ii) enter into a transaction which would have the same effect or enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any of our securities that are substantially similar to the Class A common stock or any options or warrants to purchase any of the Class A common stock or any securities convertible into, exchangeable for, or that represent the right to receive the Class A common stock, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, pledge, or disposition, or enter into any such transaction, swap, hedge, or other arrangement.

The restrictions described in the preceding paragraph are subject to certain exceptions, including the transfer of shares as a bona fide gift or through will of intestacy.

The Placement Agent has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Placement Agent may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our shares of Class A common stock in general.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Tail

We have agreed to grant the Placement Agent additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agency Agreement to the extent that such financing is provided to us by investors that the Placement Agent introduced or “wall-crossed” on our behalf in connection with this offering.

Determination of Offering Price

The actual offering price of the securities have been negotiated between us, the Placement Agent, and the prospective investors in the offering based on the trading of our Class A common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Listing and Transfer Agent

Our Class A common stock is listed on Nasdaq under the symbol “CTNT.” The transfer agent and registrar for our Class A common stock is VStock Transfer, LLC.

Selling Restrictions

Other than in the United States of America, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the Class A common stock offered in this offering and certain other legal matters as to North Carolina law will be passed upon for us by Maynard Nexsen, PC, our counsel as to North Carolina law. We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities law and New York State law. ArentFox Schiff LLP, Washington, DC, is acting as counsel to the Placement Agent in connection with this offering.

EXPERTS

The consolidated financial statements for the year ended December 31, 2022, included in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm (“Marcum Asia”), given on the authority of said firm as experts in auditing and accounting. The office of Marcum Asia is located at Seven Penn Plaza, Suite 830, New York, NY 10001. The consolidated financial statements for the year ended December 31, 2023 included in this prospectus have been included in reliance on the report of Assentsure PAC. The office of Assentsure PAC is located at 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Change in Registrant’s Certifying Accountant in February 2023

Effective September 1, 2022, Friedman, our then independent registered public accounting firm, combined with Marcum LLP and continued to operate as an independent registered public accounting firm. On February 9, 2023, our board of directors approved the dismissal of Friedman and the engagement of Marcum Asia to serve as our independent registered public accounting firm. The services previously provided by Friedman are now provided by Marcum Asia.

Friedman’s reports on our consolidated financial statements for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through February 9, 2023, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, other than the material weaknesses reported by management in the Risk Factors section of our registration statement on Form S-1 (File No. 333-271185), as amended.

We provided Friedman with a copy of the above disclosure and requested that Friedman furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statement. A copy of Friedman's letter was filed as Exhibit 16.1 to our registration statement on Form S-1 (File No. 333-271185), as amended.

Change in Registrant’s Certifying Accountant in October 2023

On October 2, 2023, our audit committee approved the dismissal of Marcum Asia and the engagement of Assentsure PAC (“Assentsure”) to serve as our independent registered public accounting firm.

Marcum Asia’s reports on our consolidated financial statements for the years ended December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through October 2, 2023, there were no disagreements with Marcum Asia on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Marcum Asia or Friedman’s satisfaction, would have caused Marcum Asia or Friedman to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

During our two most recent fiscal years and through October 2, 2023, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, other than the material weaknesses reported by management in the Risk Factors section of our registration statement on Form S-1 (File No. 333-271185), as amended.

We provided Marcum Asia with a copy of the above disclosure and requested that Marcum Asia furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statement. A copy of Marcum Asia’s letter was filed as Exhibit 16.1 to our Current Report on Form 8-K (File No. 001-41761) filed with the SEC on October 5, 2023.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the securities offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about our Class A common stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	our 2023 Annual Report, filed with the SEC on March 18, 2024;

•	our March 2024 Quarterly Report, filed with the SEC on May 13, 2024;

•	our Current Reports on Form 8-K filed with the SEC on July 25, 2024, July 12, 2024, July 8, 2024, May 15, 2024, April 29, 2024, February 7, 2024, and January 30, 2024;

•	the information in our proxy statement filed on April 23, 2024, to the extent incorporated by reference in our 2023 Annual Report;

•	the description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on July 26, 2023, including any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (704) 826-7280 or by writing to us at the following address:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280

ir@cheetah-net.com

These filings and reports can also be found on our website, located at https://investors.cheetah-net.com/financial-information/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our common stock.

6,479,663 Shares of Class A Common Stock

Exclusive Placement Agent

Prospectus dated July 25, 2024